EXHIBIT 99.1
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.
BLUEGREEN CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 31,	December 31,
	2005	2006
ASSETS
Cash and cash equivalents (including restricted cash of $18,321 and $21,476 at December 31, 2005 and 2006, respectively)	$84,704	$71,148
Contracts receivable, net	27,473	23,856
Notes receivable (net of allowance of $10,869 and $13,499 at December 31, 2005 and 2006, respectively)	127,783	144,251
Prepaid expenses	6,500	10,800
Other assets	17,193	27,465
Inventory, net	240,969	349,333
Retained interests in notes receivable sold	105,696	130,623
Property and equipment, net	79,634	92,445
Goodwill	4,291	4,291

Total assets	$694,243	$854,212

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Accounts payable	$11,071	$18,465
Accrued liabilities and other	43,801	49,458
Deferred income	29,354	40,270
Deferred income taxes	75,404	87,624
Receivable-backed notes payable	35,731	21,050
Lines-of-credit and notes payable	61,428	124,412
10.50% senior secured notes payable	55,000	55,000
Junior subordinated debentures	59,280	90,208

Total liabilities	371,069	486,487

Minority interest	9,508	14,702

Commitments and contingencies

Shareholders’ Equity
Preferred stock, $.01 par value, 1,000 shares authorized; none issued	—	—
Common stock, $.01 par value, 90,000 shares authorized; 33,193 and 33,603 shares issued at December 31, 2005 and 2006, respectively	333	336
Additional paid-in capital	169,684	175,164
Treasury stock, 2,756 common shares at both December 31, 2005 and 2006, at cost	(12,885)	(12,885)
Accumulated other comprehensive income, net of income taxes	8,575	12,632
Retained earnings	147,959	177,776

Total shareholders’ equity	313,666	353,023

Total liabilities and shareholders’ equity	$694,243	$854,212

See accompanying notes to consolidated financial statements.

BLUEGREEN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2004	2005	2006
Revenues:
Sales of real estate	$502,408	$550,335	$563,146
Other resort and communities operations revenue	66,409	73,797	63,610
Interest income	35,939	34,798	40,765
Gain on sales of notes receivable	25,972	25,226	5,852

	630,728	684,156	673,373

Cost and expenses:
Cost of real estate sales	179,728	177,800	179,054
Cost of other resort and communities operations	70,785	77,317	53,193
Selling, general and administrative expenses	262,424	300,239	356,989
Interest expense	18,425	14,474	18,785
Provision for loan losses	24,434	27,587	—
Other expense, net	1,666	6,207	2,861

	557,462	603,624	610,882

Income before minority interest and provision for income taxes	73,266	80,532	62,491
Minority interest in income of consolidated subsidiary	4,065	4,839	7,319

Income before provision for income taxes and cumulative effect of change in accounting principle	69,201	75,693	55,172
Provision for income taxes	26,642	29,142	20,861

Income before cumulative effect of change in accounting principle	42,559	46,551	34,311
Cumulative effect of change in accounting principle, net of tax	—	—	(5,678)
Minority interest in income of cumulative effect of change in accounting principle	—	—	1,184

Net income	$42,559	$46,551	$29,817

Income before cumulative effect of change in accounting principle per common share:
Basic	$1.62	$1.53	$1.12

Diluted	$1.43	$1.49	$1.10

Cumulative effect of change in accounting principle, net of tax and net of minority interest in income of cumulative effect of change in accounting principle per common share:
Basic	$—	$—	$(0.15)

Diluted	$—	$—	$(0.14)

Net income per common share:
Basic	$1.62	$1.53	$0.98

Diluted	$1.43	$1.49	$0.96

Weighted average number of common and common equivalent shares:
Basic	26,251	30,381	30,557

Diluted	30,677	31,245	31,097

See accompanying notes to consolidated financial statements.

BLUEGREEN CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands)

					Accumulated
	Common		Additional	Treasury	Other Comprehensive
	Shares	Common	Paid-in	Stock at	Income, Net of	Retained
	Issued	Stock	Capital	Cost	Income Taxes	Earnings	Total
Balance at December 31, 2003	27,702	$277	$124,931	$(12,885)	$2,953	$58,849	$174,125
Net income	—	—	—	—	—	42,559	42,559

Net unrealized gains on retained interests in notes receivable sold, net of income taxes and reclassification adjustments	—	—	—	—	1,852	—	1,852

Comprehensive income							44,411
Shares issued upon exercise of stock options	1,150	12	6,582	—	—	—	6,594
Income tax benefit from stock options exercised	—	—	1,961	—	—	—	1,961
Shares issued in connection with conversion of 8.25% convertible subordinated debentures	4,138	41	33,934	—	—	—	33,975

Balance at December 31, 2004	32,990	330	167,408	(12,885)	4,805	101,408	261,066
Net income	—	—	—	—	—	46,551	46,551

Net unrealized gains on retained interests in notes receivable sold, net of income taxes and reclassification adjustments	—	—	—	—	3,770	—	3,770

Comprehensive income							50,321
Shares issued upon exercise of stock options	271	3	1,403	—	—	—	1,406
Modification of equity awards and vesting of restricted stock	6	—	327	—	—	—	327
Income tax benefit from stock options exercised	—	—	541	—	—	—	541
Shares issued in connection with conversion of 8.25% convertible subordinated debentures	1	—	5	—	—	—	5

Balance at December 31, 2005	33,268	333	169,684	(12,885)	8,575	147,959	313,666
Net income	—	—	—	—	—	29,817	29,817

Net unrealized gains on retained interests in notes receivable sold, net of income taxes and reclassification adjustments	—	—	—	—	4,057	—	4,057

Comprehensive income							33,874
Shares issued upon exercise of stock options	312	3	2,642	—	—	—	2,645
Stock option expense	—	—	2,103	—	—	—	2,103
Modification of equity awards and vesting of restricted stock	23	—	735	—	—	—	735

Balance at December 31, 2006	33,603	$336	$175,164	$(12,885)	$12,632	$177,776	$353,023

See accompanying notes to consolidated financial statements.

BLUEGREEN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2004	2005	2006
Operating activities:
Net income	$42,559	$46,551	$29,817
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Cumulative effect of change in accounting principle, net	—	—	5,678
Non-cash stock compensation expense	—	327	2,848
Minority interest in income of consolidated subsidiary	4,065	4,839	6,135
Depreciation	9,769	12,332	14,376
Amortization	3,849	5,807	2,793
Gain on sales of notes receivable	(25,972)	(25,226)	(44,700)
Loss on disposal of property and equipment	455	94	2,096
Provision for loan losses	24,434	27,587	59,489
Provision for deferred income taxes	18,664	16,979	12,835
Interest accretion on retained interests in notes receivable sold	(6,035)	(9,310)	(14,569)
Proceeds from sales of notes receivable	192,580	198,260	218,455
Proceeds from borrowings collateralized by notes receivable	105,680	24,772	68,393
Payments on borrowings collateralized by notes receivable	(174,514)	(64,714)	(85,114)
Changes in operating assets and liabilities:
Contracts receivable	(2,563)	612	3,854
Notes receivable	(170,282)	(220,491)	(283,305)
Prepaid expenses and other assets	565	2,120	(12,009)
Inventory	47,032	29,022	(8,273)
Accounts payable, accrued liabilities and other	21,470	6,022	12,906

Net cash provided (used) by operating activities	91,756	55,583	(8,295)

Investing activities:
Cash received from retained interests in notes receivable sold	8,688	11,016	30,032
Business acquisition	(825)	(675)	—
Investments in statutory business trusts	—	(1,780)	(928)
Purchases of property and equipment	(18,409)	(16,724)	(24,736)
Proceeds from sales of property and equipment	8	22	93

Net cash provided (used) by investing activities	(10,538)	(8,141)	4,461

Financing activities:
Proceeds from borrowings under line-of-credit facilities and notes payable	60,657	26,382	56,670
Payments under line-of-credit facilities and notes payable	(100,479)	(92,071)	(94,586)
Payments on 10.50% senior secured notes	—	(55,000)	—
Payment of 8.25% subordinated convertible debentures	(273)	—	--
Proceeds from issuance of junior subordinated debentures	—	59,280	30,928
Payment of debt issuance costs	(5,731)	(3,300)	(4,438)
Proceeds from exercise of employee and director stock options	6,594	1,406	2,645
Distributions to minority interest	—	—	(941)

Net cash used by financing activities	(39,232)	(63,303)	(9,722)

Net increase (decrease) in cash and cash equivalents	41,986	(15,861)	(13,556)
Cash and cash equivalents at beginning of period	58,579	100,565	84,704

Cash and cash equivalents at end of period	100,565	84,704	71,148
Restricted cash and cash equivalents at end of period	(21,423)	(18,321)	(21,476)

Unrestricted cash and cash equivalents at end of period	$79,142	$66,383	$49,672

BLUEGREEN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)
(in thousands)

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2004	2005	2006
Supplemental schedule of non-cash operating, investing and financing activities:
Inventory acquired through foreclosure or deedback in lieu of foreclosure	$10,926	$10,585	$—

Inventory acquired through financing	$21,276	$54,054	$95,698

Property and equipment acquired through financing	$2,637	$1,114	$4,640

Offset of Joint Venture distribution of operating proceeds to minority interest against the Prepayment (see Note 4)	$2,704	$1,340	$—

Retained interests in notes receivable sold	$32,816	$38,913	$33,967

Change in unrealized gains on retained interests in notes receivable sold	$2,998	$6,130	$6,423

Conversion of 8.25% subordinated convertible debentures into common stock	$34,098	$5	$—

Income tax benefit from stock options exercised	$1,961	$541	$—

Supplemental schedule of operating cash flow information:
Interest paid, net of amounts capitalized	$19,324	$15,955	$17,171

Income taxes paid	$6,055	$6,646	$10,064

See accompanying notes to consolidated financial statements.

BLUEGREEN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Significant Accounting Policies
Organization
     We provide colorful places to live and play through our resorts and residential communities businesses. Our resorts business (“Bluegreen Resorts”) acquires, develops, markets, sells and manages real estate-based vacation ownership interests (“VOIs”) in resorts generally located in popular, high-volume, “drive-to” vacation destinations. VOIs in our resorts typically entitle the buyer to use resort accommodations through an annual or biennial allotment of “points” which represent their ownership and beneficial rights in perpetuity in our Bluegreen Vacation Club (supported by an underlying deeded vacation ownership interest held in trust for the buyer). Depending on the extent of their ownership and beneficial rights, members in our Bluegreen Vacation Club may stay in any of our participating resorts or take advantage of other vacation options, including cruises and stays at approximately 3,700 resorts offered primarily by a third-party world-wide vacation ownership exchange network. We are currently marketing and selling VOIs in 21 resorts located in the United States and Aruba, 19 of which have active sales offices. We also sell VOIs at seven off-site sales offices and on the campuses of two resorts under development located in the United States. Our residential communities business (“Bluegreen Communities”) acquires, develops and subdivides property and markets residential homesites, the majority of which are sold directly to retail customers who seek to build a home in a high quality residential setting, in some cases on properties featuring a golf course and other related amenities. During the year ended December 31, 2006, sales recognized by Bluegreen Resorts comprised approximately 71% of our total sales of real estate while sales recognized by Bluegreen Communities comprised approximately 29% of our total sales of real estate. Our other resort and communities operations revenues consist primarily of resort property management services, resort title services, resort amenity operations, sales incentives provided to buyers of VOIs, rental brokerage services, realty operations and daily-fee golf course operations. We also generate significant interest income by providing financing to individual purchasers of VOIs.
Fiscal Year
     On October 14, 2002, our Board of Directors approved a change in our fiscal year from a 52- or 53-week period ending on the Sunday nearest the last day of March in each year to the calendar year ending on December 31, effective for the nine months ended December 31, 2002.
Principles of Consolidation
     Our consolidated financial statements include the accounts of all of our wholly-owned subsidiaries and entities in which we hold a controlling financial interest. The only non-wholly owned subsidiary that we consolidate is Bluegreen/Big Cedar Vacations, LLC (the “Joint Venture”), as we hold a 51% equity interest in the Joint Venture, have an active role as the day-to-day manager of the Joint Venture’s activities, and have majority voting control of the Joint Venture’s management committee. Additionally, we do not consolidate our wholly-owned statutory business trusts (see Note 12) formed to issue trust preferred securities as these entities are each variable interest entities in which we are not the primary beneficiary as defined by Financial Accounting Standards Board (“FASB”) Interpretation No. 46R (“FIN No. 46R”). The statutory business trusts are accounted for under the equity method of accounting. We have eliminated all significant intercompany balances and transactions.
Use of Estimates
     U.S. generally accepted accounting principles require us to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents
     We invest cash in excess of our immediate operating requirements in short-term time deposits and money market instruments generally with original maturities at the date of purchase of three months or less. We maintain cash and cash equivalents with various financial institutions. These financial institutions are located throughout the United States, Canada and Aruba. Our policy is designed to limit exposure to any one institution. However, a significant portion of our unrestricted cash is maintained with a single bank and, accordingly, we are subject to credit risk. Periodic evaluations of the relative credit standing of financial institutions maintaining our deposits are performed to evaluate and mitigate, if necessary, credit risk.
     Restricted cash consists primarily of customer deposits held in escrow accounts and cash pledged to our various lenders in connection with our receivable-backed notes payable credit arrangements.
Revenue Recognition and Contracts Receivable
     In accordance with the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 66, Accounting for Sales of Real Estate, as amended by SFAS No. 152, Accounting for Real Estate Time-Sharing Transactions (“SFAS No. 152”), we recognize revenue on VOI and homesite sales when a minimum of 10% of the sales price has been received in cash (demonstrating the buyer’s commitment), the legal rescission period has expired, collectibility of the receivable representing the remainder of the sales price is reasonably assured and we have completed substantially all of our obligations with respect to any development related to the real estate sold. We believe that we use a reasonably reliable methodology to estimate the collectibility of the receivables representing the remainder of the sales price of real estate sold. See the further discussion of our policies regarding the estimation of credit losses on our notes receivable below. Should our estimates regarding the collectibility of our receivables change adversely, we may have to defer the recognition of sales and our results of operations could be negatively impacted. Upon the adoption of SFAS No. 152 on January 1, 2006, the calculation of the adequacy of a buyer’s commitment for the sale of VOIs changed so that cash received towards the purchase of our VOIs is reduced by the value of certain incentives provided to the buyer at the time of sale. If after considering the value of the incentive the 10% requirement is not met, the VOI sale, and the related cost and direct selling expenses, are deferred until such time that sufficient cash is received from the customer, generally through receipt of mortgage payments. Changes to the quantity, type, or value of sales incentives that we provide to buyers of our VOIs may result in additional VOI sales being deferred, and thus our results of operations could be materially, adversely impacted.
     In cases where all development has not been completed, we recognize revenue in accordance with the percentage-of-completion method of accounting. Should our estimates of the total anticipated cost of completing of our Bluegreen Resorts’ or Bluegreen Communities’ projects increase, we may be required to defer a greater amount of revenue or may be required to defer revenue for a longer period of time, and thus our results of operations could be materially, adversely impacted.
     Contracts receivable consists of: (1) amounts receivable from customers on recent sales of VOIs pending recording of the customers’ notes receivable in our loan servicing system; (2) receivables related to unclosed homesite sales; and, (3) receivables from third-party escrow agents on recently closed homesite sales. Contracts receivable are reflected net of an allowance for cancellations of unclosed Bluegreen Communities’ sales contracts, which totaled approximately $0.3 million and $0.6 million at December 31, 2005 and 2006, respectively. Contracts receivable are stated net of a reserve for loan losses of $0.9 million and $0.5 million at December 31, 2005 and 2006, respectively.
     Our other resort and communities operations revenues consist primarily of sales and service fees from the activities listed below. The table provides a brief description of the applicable revenue recognition policy:

Activity	Revenue is recognized as:
Vacation ownership tour sales	Vacation ownership tour sales commissions are earned per contract terms with third parties.

Resort title fees	Escrow amounts are released and title documents are completed.

Management fees	Management services are rendered.

Rental commissions	Rental services are provided.

Activity	Revenue is recognized as:
Rental income	Guests complete stays at the resorts. Effective January 1, 2006, rental income is classified as a reduction to “Cost of other resort and communities operations”.

Realty commissions	Sales of third-party-owned real estate are completed.

Golf course and ski hill daily fees	Services are provided.

Mini-vacation package sales to third parties	Mini-vacation packages are fulfilled (i.e., guests use mini- vacation packages to stay at a hotel, take a cruise, etc.). During 2006, we transitioned our mini-vacation business so that substantially all mini-vacation tours are used internally at a Bluegreen sales office. Mini-vacation packages used for internal purposes are deferred and recognized as a credit to marketing expense.
     Our cost of other resort and communities operations consists of the costs associated with the various revenues described above as well as developer subsidies and maintenance fees on our unsold VOIs.
Notes Receivable
     Our notes receivable are carried at amortized cost less an allowance for bad debts. Interest income is suspended and previously accrued but unpaid interest income is reversed on all delinquent notes receivable when principal or interest payments are more than three months contractually past due and not resumed until such loans are less than three months past due. As of December 31, 2005 and 2006, $8.0 million and $10.2 million, respectively, of notes receivable were more than three months contractually past due and, hence, were not accruing interest income.
     Prior to January 1, 2006, we estimated credit losses on our notes receivable portfolios generated in connection with the sale of VOIs and homesites in accordance with SFAS No. 5, Accounting for Contingencies, as our notes receivable portfolios consisted of large groups of smaller-balance, homogeneous loans. Consistent with Staff Accounting Bulletin No. 102, Selected Loan Loss Allowance Methodology and Documentation Issues, we first segmented our notes receivable by identifying risk characteristics that are common to groups of loans and then estimated credit losses based on the risks associated with these segments. Under this method, the amount of loss is reduced by the estimated value of the defaulted inventory to be recovered. Although this policy continues for notes receivable generated in connection with the sale of a homesite, effective January 1, 2006, we changed our accounting for loan losses for VOI notes receivable in accordance with SFAS No. 152. Under SFAS No. 152, we estimate uncollectibles based on historical uncollectibles for similar VOI notes receivable over the past 10 years (if available). We use a static pool analysis, which tracks uncollectibles for each year’s sales over the entire life of those notes. We also consider whether the historical economic conditions are comparable to current economic conditions. We currently group our notes receivable in two pools for analytical purposes. Although our credit policies are identical in all locations, the customer demographics and historical uncollectibility have varied between these two pools. Additionally, under SFAS No. 152 no consideration is given for future recoveries of defaulted inventory. We review our reserve for loan losses on at least a quarterly basis.
Retained Interest in Notes Receivable Sold
     When we sell our notes receivable either pursuant to our vacation ownership receivables purchase facilities (more fully described in Note 5) or through term securitizations, we evaluate whether or not such transfers should be accounted for as a sale pursuant to SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS No. 140”) and related interpretations. The evaluation of sale treatment under SFAS No. 140 involves legal assessments of the transactions, which include determining whether the transferred assets have been isolated from us (i.e., put presumptively beyond our reach and our creditors, even in bankruptcy or other receivership), determining whether each transferee has the right to pledge or exchange the assets it received, and ensuring that we do not maintain effective control over the transferred assets through either an agreement that both: (1) entitles and obligates us to repurchase or redeem the assets before their maturity; or (2) provides us with the ability to unilaterally cause the holder to return the assets (other than through a cleanup call).
     In connection with such transactions, we retain subordinated tranches, rights to excess interest spread and servicing rights, all of which are retained interests in the notes receivable sold. Gain or loss on the sale of the receivables depends in part on the allocation of the previous carrying amount of the financial assets involved in the transfer between the assets sold and the retained interests based on their relative fair value at the date of transfer.

     We consider our retained interests in notes receivable sold as available-for-sale investments and, accordingly, carry them at fair value in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Accordingly, unrealized gains or losses on our retained interests in notes receivable sold are included in our shareholders’ equity, net of income taxes. Declines in fair value that are determined to be other than temporary are charged to operations.
     We measure the fair value of the retained interests in the notes receivable sold initially and periodically based on the present value of future expected cash flows estimated using our best estimates of the key assumptions — prepayment rates, loss severity rates, default rates and discount rates commensurate with the risks involved. We revalue our retained interests in notes receivable sold on a quarterly basis.
     Interest on the retained interests in notes receivable sold is accreted using the effective yield method.
Inventory
     Our inventory consists of completed VOIs, VOIs under construction, land held for future vacation ownership development and residential land acquired or developed for sale. We carry our inventory at the lower of cost, including costs of improvements and amenities incurred subsequent to acquisition, capitalized interest, real estate taxes and other costs incurred during construction, or estimated fair value, less cost to dispose. Through December 31, 2005, homesites and VOIs reacquired upon default of the related receivable were considered held for sale and were recorded at fair value less costs to sell. Although this practice continues for homesites reacquired, the adoption of SFAS No. 152 on January 1, 2006 changed our method of accounting for VOI inventory, including future recoveries from defaults. Under SFAS No. 152, VOI inventory and cost of sales is accounted for using the relative sales value method. Under the relative sales value method, cost of sales is calculated as a percentage of net sales using a cost-of-sales percentage—the ratio of total estimated development cost to total estimated VOI revenue, including the estimated incremental revenue from the resale of VOI inventory repossessed, generally as a result of the default of the related receivable. Also, pursuant to SFAS No. 152, we do not relieve inventory for VOI cost of sales related to anticipated credit losses. We periodically evaluate the recovery of the carrying amount of our individual resort and residential communities’ properties under the guidelines of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”).
Property and Equipment
     Our property and equipment acquired is recorded at cost. We record depreciation and amortization in a manner that recognizes the cost of our depreciable assets in operations over their estimated useful lives using the straight-line method. Leasehold improvements are amortized over the shorter of the terms of the underlying leases or the estimated useful lives of the improvements. Depreciation expense includes the amortization of assets recorded under capital leases. We periodically evaluate the recovery of the carrying amounts of our long-lived assets under the guidelines of SFAS No. 144.
Goodwill
     Our goodwill primarily relates to a business combination whereupon Great Vacation Destinations, Inc. (“GVD”), one of our wholly-owned subsidiaries, acquired substantially all the assets and assumed certain liabilities of TakeMeOnVacation, LLC, RVM Promotions, LLC, and RVM Vacations, LLC (collectively, “TMOV”) in 2002. We account for our goodwill under the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. This statement requires that goodwill deemed to have indefinite lives not be amortized, but rather be tested for impairment on an annual basis. Our impairment analysis during the years ended December 31, 2004, 2005, and 2006 determined that no goodwill impairment existed.
Treasury Stock
     We account for repurchases of our common stock using the cost method with common stock in treasury classified in our consolidated balance sheets as a reduction of shareholders’ equity.
Advertising Expense
     We expense advertising costs as incurred. Advertising expense was $89.4 million, $102.7 million and $123.0 million for the years ended December 31, 2004, 2005, and 2006, respectively. Advertising expense is included in selling, general and administrative expenses in our consolidated statements of income.

Stock-Based Compensation
     Effective January 1, 2006, we recognize stock-based compensation expense under the provisions of SFAS No. 123 Accounting for Stock-based Compensation, (“SFAS No. 123”) (revised 2004), Share-Based Payment, (“SFAS No. 123R”) for our share-based compensation plans. Prior to January 1, 2006, we accounted for stock-based compensation under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (“APB 25”) and related interpretations and disclosure requirements established by SFAS No. 123, as amended by SFAS No. 148, Accounting for Stock Based Compensation—Transition and Disclosure. Under APB 25, compensation expense was generally not recorded in earnings for our stock-based options granted by the Company.
     We adopted SFAS No. 123R using the modified prospective method. Under this transition method, for all stock -based awards granted prior to January 1, 2006 that were outstanding as of that date, compensation cost is recognized for the unvested portion over the remaining requisite service period, using the grant-date fair value measured under the original provisions of SFAS No. 123 for pro forma disclosure purposes. Compensation cost is also recognized for any awards issued, modified, repurchased, or canceled after January 1, 2006.
     We utilized the Black-Scholes option pricing model for calculating the fair value pro forma disclosures under SFAS No. 123 and continue to use this model, which is an acceptable valuation approach under SFAS No. 123R. The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, this model requires the input of subjective assumptions, including the expected price volatility of the underlying stock. Projected data related to the expected volatility and expected life of stock options is based upon historical and other information. Changes in these subjective assumptions can materially affect the fair value of the estimate, and therefore, the existing valuation models do not provide a precise measure of the fair value of our employee stock options.
     SFAS No. 123R also requires us to estimate forfeitures in calculating the expense relating to stock-based compensation as opposed to accounting for forfeitures as they occur, which was allowed under SFAS No. 123. We adjusted for this effect with respect to unvested options as of January 1, 2006 in the stock-based compensation expense recognized, which is recorded within selling, general and administrative expense on our consolidated statements of income. This adjustment was not recorded as a cumulative effect adjustment because no compensation cost was recognized prior to the adoption of SFAS No. 123R.
     There were 668,000 stock options granted to our employees during the year ended December 31, 2005. There were 141,346 stock options and 5,734 shares of restricted common stock granted to certain of our non-employee directors during the year ended December 31, 2005. There were 440,000 stock options granted to our employees during the year ended December 31, 2006. There were 142,785 stock options and 17,497 shares of restricted common stock granted to certain of our non-employee directors during the year ended December 31, 2006. All stock options were granted with an exercise price equal to the closing price of our common stock on the date of grant.
     The fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2004	2005	2006
Risk free investment rate	2.1%	3.9%	5.0%
Dividend yield	0.0%	0.0%	0.0%
Volatility factor of expected market price	65.0%	61.0%	53.0%
Life of option	3.0 years	5.5 years	5.8 years
     The Company uses historical data to estimate option exercise and employee termination. The risk free investment rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The Company uses the historical volatility of the Company’s traded stock to estimate the volatility factory of expected market price.
     Total compensation costs related to stock-based compensation charged against income during the year ended December 31, 2006 was $2.9 million. Total stock-based compensation recorded in 2006 consists of $2.1 million related to the expense of existing and newly granted stock options, $0.2 million related to existing and newly granted restricted stock, and $0.6 million related to the modification of existing stock option grants, which accelerated the vesting of approximately 85,000 stock options for one employee. At the grant date, the Company estimates the numbers of shares expected to vest and subsequently adjusts compensation costs for the estimated rate of forfeitures at the option grant date and on an annual basis. The Company uses historical data to estimate option exercise and employee termination in determining the estimated forfeiture rate. The estimated forfeiture rate applied as of the most recent option grant date during 2006 was 9%. No compensation costs related to stock-based compensation were charged against income during the years ended December 31, 2004 and 2005.
     As of December 31, 2006, there were approximately $8.0 million of total unrecognized compensation costs related to non-vested stock-based compensation arrangements under our stock option plans. The costs are expected to be recognized over a weighted-average period of 3.1 years. As of December 31, 2004, 2005, and 2006, the total fair value of shares vested during the years ended December 31, 2004, 2005, and 2006 was $0.8 million, $2.3 million and $1.8 million, respectively. A summary of the status of the Company’s non-vested shares as of December 31, 2006, and changes during the year ended December 31, 2006, is as follows:

		Weighted-Average
	Number	Grant-Date
Non-vested Shares	of Shares	Fair Value
	(in 000's)
Non-vested at January 1, 2006	1,334	$11.10
Granted	582	12.02
Vested	(127)	6.15
Forfeited	(206)	11.33

Non-vested at December 31, 2006	1,583	$11.81

     SFAS No. 123R requires companies to continue to provide the pro forma disclosures required by SFAS No. 123, as amended for all periods presented in which share-based payments were accounted for under the intrinsic value method of APB 25. The following table illustrates the pro forma effect on net income and earnings per common share as if we had applied the fair-value recognition provisions of SFAS No. 123 to all of our share-based compensation awards for periods prior to the adoption of SFAS No. 123R (in thousands, except per share data):

	Year Ended December 31,
	2004	2005
Net income, as reported	$42,559	$46,551
Add: Total stock-based compensation expense included in the determination of reported net income, net of related tax effects	—	207

Deduct: Total stock-based compensation expense determined under the fair value-based method for all awards, net of related tax effects	(308)	(1,493)

Pro forma net income	$42,251	$45,265

Earnings per share, as reported:
Basic	$1.62	$1.53
Diluted	$1.43	$1.49
Pro forma earnings per share:
Basic	$1.61	$1.49
Diluted	$1.42	$1.45
Earnings Per Common Share
     We compute basic earnings per common share by dividing net income by the weighted-average number of common shares outstanding. Diluted earnings per common share is computed in the same manner as basic earnings per share, but also gives effect to all dilutive stock options and unvested restricted shares using the treasury stock method and during the year ended December 31, 2004 includes an adjustment, if dilutive, to both net income and shares outstanding as if our 8.25% convertible subordinated debentures were converted into common stock at the beginning of the periods presented. There were approximately 0.8 million stock options not included in diluted earnings per common share during the years ended December 31, 2005 and 2006, as the effect would be anti-dilutive. There were no anti-dilutive stock options during the year ended December 31, 2004.

     The following table sets forth our computation of basic and diluted earnings per common share (in thousands, except per share data):

	Year Ended December 31,
	2004	2005	2006
Basic earnings per common share — numerator:
Net income	$42,559	$46,551	$29,817

Diluted earnings per common share — numerator:
Net income — basic	$42,559	$46,551	$29,817
Effect of dilutive securities (net of income tax effects)	1,357	—	—

Net income — diluted	$43,916	$46,551	$29,817

Denominator:
Denominator for basic earnings per common share-weighted-average shares	26,251	30,381	30,557
Effect of dilutive securities:
Stock options	1,098	864	540
Convertible securities	3,328	—	—

Dilutive potential common shares	4,426	864	540

Denominator for diluted earnings per common share-adjusted weighted-average shares and assumed conversions	30,677	31,245	31,097

Basic earnings per common share:	$1.62	$1.53	$0.98

Diluted earnings per common share:	$1.43	$1.49	$0.96

Comprehensive Income
     SFAS No. 130, Reporting Comprehensive Income, requires the change in net unrealized gains or losses on our retained interests in notes receivable sold, which are held as available-for-sale investments, to be included in other comprehensive income. Comprehensive income is shown as a subtotal within our consolidated statements of shareholders’ equity for each period presented.
Recent Accounting Pronouncements
     In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, which amends SFAS No. 140. SFAS No. 156 changes SFAS No. 140 by requiring that Mortgage Servicing Rights (“MSRs”) be initially recognized at their fair value and by providing the option to either: (1) carry MSRs at fair value with changes in fair value recognized in earnings; or (2) continue recognizing periodic amortization expense and assess the MSRs for impairment as originally required by SFAS No. 140. This option may be applied by class of servicing asset or liability. SFAS No. 156 is effective for all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006, with early adoption permitted. The Company adopted SFAS No. 156 on January 1, 2007. We do not expect that the adoption of SFAS No. 156 will result in a material impact to our financial condition, results of operations, cash flows or disclosures.
     In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The interpretation is effective for fiscal years beginning after December 15, 2006. Although we have not completed our analysis of the impact this Interpretation will have, we do not anticipate that the adoption of FIN 48 will result in a material impact on our financial condition, results of operations, cash flows or disclosures.
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 establishes a common definition for fair value under United States generally accepted accounting principles guidance requiring the use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We will adopt SFAS No. 157 effective January 1, 2008, and are currently assessing the impact the statement will have on our financial condition, results of operations, cash flows or disclosures.
Reclassifications
     We have made certain reclassifications of prior period amounts to conform to the current period presentation.

2. Cumulative Effect of Change in Accounting Principle
     Effective January 1, 2006, we adopted SFAS No. 152, Accounting for Real Estate Time-Sharing Transactions (“SFAS No. 152”). This statement amends SFAS No. 66, Accounting for Sales of Real Estate, and SFAS No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, in association with the issuance of American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 04-2, Accounting for Real Estate Time-Sharing Transactions. SFAS No. 152 was issued to address the diversity in practice resulting from a lack of guidance specific to the timeshare industry. Among other things, the new standard addresses the treatment of sales incentives provided by a seller to a buyer to consummate a transaction, the calculation of and presentation of uncollectible notes receivable, the recognition of changes in inventory cost estimates, recovery or repossession of VOIs, selling and marketing costs, operations during holding periods, developer subsidies to property owners’ associations and upgrade and reload transactions. Restatement of previously reported financial statements is not permitted. Accordingly, as a result of the adoption of SFAS No. 152, our financial statements for periods beginning on or after January 1, 2006, are not comparable, in certain respects, with those prepared for periods ended prior to January 1, 2006.
     Many sellers of timeshare interests, including us, provide incentives to customers in connection with the purchase of a VOI. Under SFAS No. 152, the value of certain incentives and other similarly treated items are either recorded as a reduction to VOI revenue or recorded in a separate revenue line item within the statements of income, in our case other resort and communities operations revenue. Furthermore, SFAS No. 152 requires that certain incentives and other similarly treated items such as cash credits earned through our Sampler Program be considered in calculating the buyer’s down payment toward the buyer’s commitment, as defined in SFAS No. 152, in purchasing the VOI. Our Sampler Program provides purchasers with an opportunity to utilize our vacation ownership product during a one year trial period. In the event the Sampler purchaser subsequently purchases a vacation ownership interest from us, a portion of the amount paid for their Sampler Package is credited toward the down payment on the subsequent purchase. Under SFAS No. 152, the credit given is treated similarly to a sales incentive. If after considering the sales incentive the required buyer’s commitment amount, defined as 10% of sales value, is not met, the VOI revenue and related cost of sales and direct selling costs are deferred until the buyer’s commitment test is satisfied, generally through the receipt of required mortgage note payments from the buyer. The net deferred VOI revenue and related costs are recorded as a component of deferred income in the accompanying balance sheet as of December 31, 2006. Prior to the adoption of SFAS No. 152, sales incentives were not recorded apart from VOI revenue and were not considered in determining the customer down payment required in the buyer’s commitment in purchasing the VOIs.
     SFAS No. 152 also amends the relative sales value method of recording VOI cost of sales. Specifically, consideration is now given not only to the costs to build or acquire a project and the total revenue expected to be earned on a project, but also to the sales of recovered vacation ownership interests reacquired on future cancelled or defaulted sales. The cost of VOI sales is calculated by estimating these future costs and recoveries. Prior to the adoption of SFAS No. 152, we did not include the recovery of VOIs in our projected revenues in determining the related cost of the VOIs sold.
     SFAS No. 152 changes the treatment of losses on vacation ownership notes and contracts receivable and provides specific guidance on methods to estimate losses. Specifically, SFAS No. 152 requires that the estimated losses on originated mortgages exclude an estimate for the value of recoveries as the recoveries are to be considered in inventory costing, as described above. In addition, the standard requires a change in the classification of our provision for loan losses for vacation ownership receivables that were historically recorded as an expense, requiring that such amount be reflected as a reduction of VOI sales. Furthermore, if we sell our vacation ownership notes receivables in a transaction that qualifies for off-balance sheet sales treatment under SFAS No. 140, the associated allowance for loan losses related to the sold receivables is reversed and reflected as an increase to VOI sales. Prior to the adoption of SFAS No. 152, the reversal of the allowance on sold receivables was recorded as a component of the gain on sale.
     Under SFAS No.152, rental operations, including the usage of our Sampler Program, are accounted for as incidental operations whereby incremental costs in excess of incremental revenue are charged to expense as incurred. Conversely, incremental revenue in excess of incremental costs is recorded as a reduction to VOI inventory. Incremental costs include costs that have been incurred by us during the holding period of the unsold VOIs, such as developer subsidies and maintenance fees. During 2006, all of our rental revenue and Sampler revenue recognized was recorded as an off-set to cost of other resort and communities operations revenue as such amounts were less than the incremental cost. Prior to the adoption of SFAS No. 152, rental revenues were separately presented in the consolidated statements of income as a component of other resort and communities operations revenue and a portion of Sampler proceeds was deferred until the buyer purchased a VOI or the Sampler usage period expired.

     The adoption of SFAS No. 152 on January 1, 2006, resulted in a net charge of $4.5 million, which is presented as a cumulative effect of change in accounting principle, net of the related tax benefit and the charge related to minority interest.
3. Joint Venture
     On June 16, 2000, one of our wholly-owned subsidiaries entered into an agreement with Big Cedar LLC (“Big Cedar”), an affiliate of Bass Pro, Inc. (“Bass Pro”), to form the Joint Venture, a vacation ownership development, marketing and sales limited liability company. The Joint Venture is developing, marketing and selling VOIs at The Bluegreen Wilderness Club at Big Cedar, a 324-unit, wilderness-themed resort adjacent to the Big Cedar Lodge, a luxury hotel resort owned by Big Cedar, on the shores of Table Rock Lake in Ridgedale, Missouri. During the year ended April 1, 2001, we made an initial cash capital contribution to the Joint Venture of approximately $3.2 million, in exchange for a 51% ownership interest in the Joint Venture. In exchange for a 49% interest in the Joint Venture, Big Cedar has contributed approximately 46 acres of land with a fair market value of $3.2 million to the Joint Venture. (See Note 4 for further information regarding payment of profit distributions to Big Cedar.)
     In addition to its 51% ownership interest, we also receive a quarterly management fee from the Joint Venture equal to 3% of the Joint Venture’s net sales in exchange for our involvement in the day-to-day operations of the Joint Venture. We also service the Joint Venture’s notes receivable in exchange for a servicing fee.
     Based on our role as the day-to-day manager of the Joint Venture, its majority control of the Joint Venture’s Management Committee and our controlling financial interest in the Joint Venture, the accounts of the Joint Venture are consolidated in our financial statements.
     Because the Joint Venture has a finite life (i.e., the Joint Venture can only exist through the earlier of: i) December 31, 2050; ii) the sale or disposition of all or substantially all of the assets of the Joint Venture; iii) a decision to dissolve the Joint Venture by us and Big Cedar; or iv) certain other events described in the Joint Venture agreement), the minority interest in the Joint Venture meets the definition of a mandatorily redeemable non-controlling interest as specified in SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. The settlement value of this mandatorily redeemable non-controlling interest at December 31, 2005 and 2006 was $9.8 million and $15.2 million respectively, based on the sale or disposition of all or substantially all of the assets of the Joint Venture as of those respective dates.
     During the years ended December 31, 2004, 2005, and 2006, the Joint Venture paid approximately $0.5 million, $0.6 million, and $0.5 million, respectively, to Bass Pro and affiliates for construction management services and furniture and fixtures in connection with the development of the Joint Venture’s vacation ownership resort and sales office. In addition, the Joint Venture paid Big Cedar and affiliates approximately $1.8 million, $2.0 million, and $2.9 million for gift certificates and hotel lodging during the year ended December 31, 2004, 2005, and 2006, respectively, in connection with the Joint Venture’s marketing activities.
4. Marketing Agreement
     On June 16, 2000, we entered into an exclusive, 10-year marketing agreement with Bass Pro, a privately-held retailer of fishing, marine, hunting, camping and sports gear. Bass Pro is an affiliate of Big Cedar (see Note 3). Pursuant to the agreement, we have the right to market our VOIs at each of Bass Pro’s national retail locations (we are currently in 37 of Bass Pro’s stores as of December 31, 2006), in Bass Pro’s catalogs and on its web site. We also have access to Bass Pro’s customer lists. In exchange for these services, we compensate Bass Pro based on the overall success of their marketing activities through one of the Bass Pro marketing channels described above. The amount of compensation is dependent on the level of additional marketing efforts required by us to convert the prospect into a sale and a defined time frame for such marketing efforts. No compensation was paid to Bass Pro on sales made by the Joint Venture.
     On June 16, 2000, we prepaid $9.0 million to Bass Pro (the “Prepayment”). The Prepayment was fully amortized from compensation earned by Bass Pro and distributions otherwise payable to Big Cedar from the earnings of the Joint Venture as a member thereof through December 31, 2005. Additional compensation and member distributions will be paid in cash to Bass Pro or Big Cedar. During the years ended December 31, 2005 and 2006, respectively, the Joint Venture made member distributions of $2.7 million and $1.9 million, respectively. Of the 2005 distribution, $1.3 million was payable to Big Cedar and used to pay down the balance of the Prepayment. As of December 31, 2005, the Prepayment was fully amortized.

     In 2004, 2005 and 2006, we recognized marketing compensation expense to Bass Pro of approximately $4.5 million, $5.2 million, and $6.4 million, respectively. During the years ended December 31, 2004, 2005, and 2006, we paid affiliates of Bass Pro approximately $85,000, $89,000, and $2.1 million, respectively, for various services including tour costs, premiums and lead generation.
5. Notes Receivable and Note Receivable Purchase Facilities
     The table below sets forth additional information relative to our notes receivable (in thousands).

	As of December 31,
	2005	2006
Notes receivable secured by VOIs	$131,058	$150,649
Notes receivable secured by homesites	7,408	6,915
Other notes receivable	186	186

Notes receivable, gross	138,652	157,750
Reserve for loan losses	(10,869)	(13,499)

Notes receivable, net	$127,783	$144,251

     The weighted-average interest rate on our notes receivable was 14.6% and 14.2% at December 31, 2005 and 2006, respectively. All of our vacation ownership loans bear interest at fixed rates. The weighted average interest rate charged on loans secured by VOIs was 14.8% and 14.3% at December 31, 2005 and 2006, respectively. Approximately 80% of our notes receivable secured by homesites bear interest at variable rates, while the balance bears interest at fixed rates. The weighted average interest rate charged on loans secured by homesites was 10.7% and 11.9% at December 31, 2005 and 2006, respectively.
     Our vacation ownership loans are generally secured by property located in Florida, Michigan, Missouri, Pennsylvania, South Carolina, Tennessee, Virginia, Wisconsin and Aruba. The majority of Bluegreen Communities’ notes receivable are secured by homesites in Georgia, Texas and Virginia.
     The table below sets forth the activity in our allowance for uncollectible notes receivable for 2005 and 2006 (in thousands):

	Year Ended
	December 31,
	2005	2006
Balance, beginning of year	13,663	10,869
Cumulative adjustment for cumulative effect of change in accounting principle	—	1,164
Provision for loan losses (1)	27,587	59,489
Less: Allowance on sold receivables	(14,607)	(38,848)
Less: Write-offs of uncollectible receivables	(15,774)	(19,175)

Balance, end of year	$10,869	$13,499

(1)	Effective January 1, 2006, SFAS No. 152 requires that the provision for loan loss be recorded as reduction of VOI sales.
     Installments due on our notes receivable during each of the five years subsequent to December 31, 2005, and 2006, and thereafter are set forth below (in thousands):

	2005	2006
Due in 1 year	$21,231	$28,912
Due in 2 years	9,684	10,280
Due in 3 years	10,469	11,008
Due in 4 years	10,997	12,079
Due in 5 years	11,888	13,693
Thereafter	74,383	81,778

Total	$138,652	$157,750

Sales of Notes Receivable
     Sales of notes receivable during the years ended December 31, 2004, 2005, and 2006 were as follows (in millions):

Year Ended
December 31, 2004:
	Aggregate Principal			Initial Fair Value
	Balance of Notes	Purchase	Gain	of Retained
Facility	Receivable Sold	Price	Recognized	Interest
2004 Term Securitization	$172.1	$156.6	$21.1	$33.3
2004 GE Purchase Facility	43.4	38.6	4.9	6.1

Total	$215.5	$195.2	$26.0	$39.4

Year Ended
December 31, 2005:
	Aggregate Principal			Initial Fair Value
	Balance of Notes	Purchase	Gain	of Retained
Facility	Receivable Sold	Price	Recognized	Interest
2004 BB&T Purchase Facility	$211.9	$180.1	$25.0	$42.4
2005 Term Securitization	16.7	15.1	0.2	3.0

Total	$228.6	$195.2	$25.2	$45.4

Year Ended
December 31, 2006:
	Aggregate Principal			Initial Fair Value
	Balance of Notes	Purchase	Gain	of Retained
Facility	Receivable Sold	Price	Recognized	Interest
2005 Term Securitization	$18.6	$16.7	$4.6	$3.3
2006-A GE Purchase Facility	72.0	64.8	11.1	7.9
2006 Term Securitization	153.0	137.0	29.0	22.8

Total	$243.6	$218.5	$44.7	$34.0

     As a result of adopting SFAS No. 152, during the year ended December 31, 2006, approximately $38.8 million of the gain was recorded as an increase to VOI sales. The remaining gain of $5.9 million has been recorded as a gain on the sales of notes receivable on the Statements of Income for the year ended December 31, 2006.
     The following assumptions were used to measure the initial fair value of the retained interest in notes receivable sold or securitized for each of the 2004 transactions: prepayment rates which decrease from 17% to 13% per annum as the portfolios mature; loss severity rate ranging from 40% to 73%; default rates which decrease from 10% to 1% per annum as the portfolios mature; and discount rates ranging from 9% to 14%.
     The following assumptions were used to measure the initial fair value of the retained interest in notes receivable sold or securitized for each of the 2005 transactions: prepayment rates which decrease from 17% to 9% per annum as the portfolios mature; loss severity rate ranging from 35% to 45%; default rates which decrease from 10% to 1% per annum as the portfolios mature; and discount rates ranging from 9% to 12%.
     The following assumptions were used to measure the initial fair value of the retained interests in notes receivable sold or securitized for each of the 2006 transactions: Prepayment rates which decrease from 17% to 9% per annum as the portfolios mature; loss severity rates ranging from 35% to 71%; default rates which decrease from 11% to 1% per annum as the portfolios mature; and a discount rate of 9%.
     The following is a description of the facilities that were used to sell notes receivable that qualified for sale recognition under the provisions of SFAS 140.
2004 Term Securitization
     On July 8, 2004, BB&T Capital Markets, a division of Scott & Stringfellow, Inc. consummated a $156.6 million private offering and sale of vacation ownership receivable-backed securities on our behalf (the “2004 Term

Securitization”). The $172.1 million in aggregate principal of vacation ownership receivables offered and sold in the 2004 Term Securitization included $152.8 million in aggregate principal of qualified receivables that secured receivable-backed notes payable and $19.3 million in aggregate principal of qualified vacation ownership receivables that, as permitted in the 2004 Term Securitization, were subsequently sold without recourse (except for breaches of certain representations and warranties at the time of sale) in two separate tranches on August 13, 2004 and August 24, 2004 to an owner’s trust (a qualified special purpose entity) through our wholly-owned, special purpose finance subsidiary, Bluegreen Receivables Finance Corporation VIII. The proceeds from the 2004 Term Securitization were used to pay Resort Finance, LLC all amounts then outstanding under their receivable-backed notes payable facility, pay fees associated with the transaction to third-parties and deposit initial amounts in a required cash reserve account. We received net cash proceeds of $19.1 million. We also recognized an aggregate gain of $21.1 million and recorded a retained interest in the future cash flows of the notes receivable securitized of $33.3 million in connection with the 2004 Term Securitization.
2004 GE Purchase Facility
     On August 3, 2004, we executed agreements for a vacation ownership receivables purchase facility (the “2004 GE Purchase Facility”) with General Electric Capital Corporation (“GE”). The 2004 GE Purchase Facility utilized an owner’s trust structure, pursuant to which we sold receivables to Bluegreen Receivables Finance Corporation VII, our wholly-owned, special purpose finance subsidiary (“BRFC VII”), and BRFC VII sold the receivables to an owner’s trust (a qualified special purpose entity) without recourse to us or BRFC VII except for breaches of certain customary representations and warranties at the time of sale. We did not enter into any guarantees in connection with the 2004 GE Purchase Facility. The 2004 GE Purchase Facility had detailed requirements with respect to the eligibility of receivables for purchase, and fundings under the 2004 GE Purchase Facility were subject to certain conditions precedent. Under the 2004 GE Purchase Facility, a variable purchase price of approximately 89.5% of the principal balance of the receivables sold (79.5% in the case of receivables originated in Aruba), subject to adjustment under certain terms and conditions, was paid at closing in cash. The balance of the purchase price was deferred until such time as GE has received a specified return, a specified overcollateralization ratio is achieved, a cash reserve account is fully funded and all servicing, custodial, agent and similar fees and expenses have been paid. GE earns a return equal to the applicable Swap Rate (which is essentially a published interest swap arrangement rate as defined in the 2004 GE Purchase Facility agreements) plus 3.50%, subject to use of alternate return rates in certain circumstances. In addition, we paid GE a structuring fee of approximately $938,000 in October 2004. We act as servicer under the 2004 GE Purchase Facility for a fee. The 2004 GE Purchase Facility includes various conditions to purchase, covenants, trigger events and other provisions customary for a transaction of this type. In March 2006, we executed agreements for a new $125.0 million vacation ownership receivables facility with GE (see “2006 GE Purchase Facility” below) to replace the 2004 GE Purchase Facility.
2004 BB&T Purchase Facility
     On December 31, 2004, we executed agreements for a vacation ownership receivables purchase facility (the “2004 BB&T Purchase Facility”) with Branch Banking and Trust Company (“BB&T”). The 2004 BB&T Purchase Facility utilized an owner’s trust structure, pursuant to which we sold receivables to Bluegreen Receivables Finance Corporation IX, our wholly-owned, special purpose finance subsidiary (“BRFC IX”), and BRFC IX sold the receivables to an owner’s trust (a qualified special purpose entity) without recourse to us or BRFC IX except for breaches of certain customary representations and warranties at the time of sale. We did not enter into any guarantees in connection with the BB&T Purchase Facility. The 2004 BB&T Purchase Facility had detailed requirements with respect to the eligibility of receivables for purchase; and, fundings under the BB&T Purchase Facility were subject to certain conditions precedent. Under the 2004 BB&T Purchase Facility, a variable purchase price of approximately 85.0% of the principal balance of the receivables sold, subject to certain terms and conditions, was paid at closing in cash. The balance of the purchase price was deferred until such time as BB&T had received a specified return and all servicing, custodial, agent and similar fees and expenses had been paid. The specified return was equal to the commercial paper rate or London Interbank Offered Rate (“LIBOR”), as applicable, plus an additional return of 1.15%, subject to use of alternate return rates in certain circumstances. In addition, we paid BB&T structuring and other fees totaling $1.1 million in December 2004, which was expensed over the funding period of the 2004 BB&T Purchase Facility. We acted as servicer under the 2004 BB&T Purchase Facility for a fee. The BB&T Purchase Facility expired on December 30, 2005.
2005 Term Securitization
     On December 28, 2005, BB&T Capital Markets, a division of Scott & Stringfellow, Inc., consummated a $203.8 million private offering and sale of vacation ownership receivable-backed securities (the “2005 Term Securitization”). The $191.1 million in aggregate principal of vacation ownership receivables offered and sold in the 2005 Term

Securitization were previously sold to BRFC IX. The proceeds of the 2005 Term Securitization were used to pay BB&T all amounts outstanding under the 2004 BB&T Purchase Facility, pay fees associated with the transaction to third-parties, deposit initial amounts in a required cash reserve account and the escrow accounts for the Pre-funded Receivables (see below) and provide net cash proceeds of $1.1 million to us.
     In addition, the 2005 Term Securitization allowed for an additional $35.3 million in aggregate principal of our qualifying vacation ownership receivables (the “Pre-funded Receivables”) that could be sold by us through March 28, 2006 to Bluegreen Receivables Finance Corporation X, our wholly-owned, special purpose finance subsidiary (“BRFC X”), which would then sell the Pre-funded Receivables to BXG Receivables Note Trust 2005-A (“2005-A”), a qualified special purpose entity, without recourse to us or BRFC X, except for breaches of certain representations and warranties at the time of sale. The proceeds of $31.8 million (at an advance rate of 90%) as payment for the Pre-funded Receivables were deposited into an escrow account by the Indenture Trustee of the 2005 Term Securitization until such receivables were actually sold by us to BRFC X. During 2005, we sold $16.7 million in Pre-funded Receivables to BRFC X and the $15.1 million purchase price was disbursed to us from the escrow account. During 2006, the Company sold the remaining $18.6 million in pre-funded receivables to BRFC X and the $16.7 purchase price was disbursed to us from the escrow account.
2006 GE Purchase Facility
     In March 2006, we executed agreements for a vacation ownership receivables purchase facility (the “2006 GE Purchase Facility”) with General Electric Real Estate (“GE”). The GE Purchase Facility utilizes an owner’s trust structure, pursuant to which we sell receivables to Bluegreen Receivables Finance Corporation XI, our wholly-owned, special purpose finance subsidiary (“BRFC XI”), and BRFC XI sells the receivables to an owner’s trust (a qualified special purpose entity) without recourse to us or BRFC XI except for breaches of certain customary representations and warranties at the time of sale. We did not enter into any guarantees in connection with the 2006 GE Purchase Facility. The GE Purchase Facility has detailed requirements with respect to the eligibility of receivables for purchase, and fundings under the GE Purchase Facility are subject to certain conditions precedent. Under the2006 GE Purchase Facility, a variable purchase price of approximately 90% of the principal balance of the receivables sold, subject to adjustment under certain terms and conditions, is paid at closing in cash. The balance of the purchase price is deferred until such time as GE has received a specified return, a specified overcollateralization ratio is achieved, a cash reserve account is fully funded and all servicing, custodial, agent and similar fees and expenses have been paid. GE is entitled to receive a return equal to the applicable Swap Rate (which is essentially a published interest swap arrangement rate as defined in the 2006 GE Purchase Facility agreements) plus 2.35%, subject to use of alternate return rates in certain circumstances. In addition, we paid GE a structuring fee of approximately $437,500 in March 2006. Subject to the terms of the agreements, we will act as servicer under the 2006 GE Purchase Facility for a fee.
     The 2006 GE Purchase Facility allows for sales of notes receivable for a cumulative purchase price of up to $125.0 million through March 2008. During 2006, the Company sold $72.0 million in vacation ownership receivables for an aggregate purchase price of $64.8 million under the GE Purchase Facility.
2006 Term Securitization
     On September 21, 2006, BB&T Capital Markets, served as initial purchaser and placement agent for a private offering and sale of $139.2 million of our vacation ownership receivable-backed securities (the “2006 Term Securitization”). Approximately $153.0 million in aggregate principal of vacation ownership receivables were securitized in this transaction, including: (1) $75.7 million in aggregate principal of receivables that were previously transferred under an existing vacation ownership receivables purchase facility in which BB&T serves as Agent (see 2006 BB&T Purchase Facility below); (2) $38.0 million of vacation ownership receivables owned by us immediately prior to the 2006 Term Securitization and 3) an additional $39.3 million in aggregate principal of our qualifying vacation ownership receivables (the “2006 Pre-funded Receivables”) that could be sold by us through December 22, 2006. Bluegreen Receivables Finance Corporation XII, our wholly-owned special purpose finance subsidiary (“BRFC XII”) would then sell the 2006 Pre-funded Receivables to BXG Receivables Note Trust 2006-B, an owner’s trust (a qualified special purpose entity), without recourse to us or BRFC XII, except for breaches of certain representations and warranties at the time of sale. The expected proceeds of $35.7 million (at an advance rate of 91%) as payment for the 2006 Pre-funded Receivables were originally deposited into an escrow account by the indenture trustee of the 2006 Term Securitization. During 2006, the Company sold $39.3 million in 2006 Pre-funded Receivables to BRFC XII and the $35.7 million purchase price was disbursed to us from the escrow account. The proceeds were used by us for general operating purposes.

6. Retained Interests in Notes Receivable Sold
Retained Interests in Notes Receivable Sold
     Our retained interests in notes receivable sold, which are classified as available-for-sale investments, and their associated unrealized gains are set forth below (in thousands).

		Gross
	Amortized	Unrealized
As of December 31, 2005:	Cost	Gain	Fair Value
2002 Term Securitization	$18,491	$—	$18,491
2004 Term Securitization (see Note 5)	33,371	3,373	36,744
2004 GE Purchase Facility (see Note 5)	6,284	500	6,784
2005 Term Securitization (see Note 5)	33,606	10,071	43,677

Total	$91,752	$13,944	$105,696

		Gross
	Amortized	Unrealized
As of December 31, 2006:	Cost	Gain	Fair Value
2002 Term Securitization	$12,643	$472	$13,115
2004 Term Securitization (see Note 5)	17,784	2,785	20,569
2004 GE Purchase Facility (see Note 5)	6,695	56	6,751
2005 Term Securitization (see Note 5)	42,469	8,291	50,760
2006 GE Purchase Facility (see Note 5)	7,405	1,264	8,669
2006 Term Securitization (see Note 5)	23,253	7,506	30,759

Total	$110,249	$20,374	$130,623

     As of December 31, 2005 and 2006 there were no gross unrealized losses in our retained interest in notes receivable sold.
     The contractual maturities of our retained interest in notes receivable sold as of December 31, 2006, based on the final maturity dates of the underlying notes receivable, range from five to ten years.

	Amortized
	Cost	Fair Value
After one year but within five	$—	$—
After five years but within ten	110,249	130,623

Total	$110,249	$130,623

     The following assumptions were used to measure the fair value of the above retained interests as of December 31, 2005: prepayment rates which decrease from 20% to 9% per annum as the portfolios mature; loss severity rates ranging from 30% to 73%; default rates which decrease from 10% to 1% per annum as the portfolios mature; and discount rates ranging from 8% to 9%.
     The following assumptions were used to measure the fair value of the above retained interests as of December 31, 2006: prepayment rates which decrease from 27% to 6% per annum as the portfolios mature; loss severity rates ranging from 30% to 71%; default rates which decrease from 11% to 1% per annum as the portfolios mature; and discount rates ranging from 8% to 9%.
     The following table shows the hypothetical fair value of our retained interests in notes receivable sold based on a 10% and a 20% adverse change in each of the assumptions used to measure the fair value of those retained interests (dollars in thousands):

Hypothetical Fair Value at December 31, 2006

	Adverse
	Change	2002 Term	2004 Term	2004 GE	2005 Term	2006 GE Purchase	2006 Term
	Percentage	Securitization	Securitization	Purchase Facility	Securitization	Facility	Securitization
Prepayment rate:	10%	$12,961	$20,195	$6,712	$49,814	$8,545	$30,194
	20%	12,812	19,836	6,674	48,925	8,427	29,655

Loss severity rate:	10%	12,884	19,977	6,513	49,621	7,936	29,860
	20%	12,653	19,384	6,275	48,481	7,206	28,961

Default rate:	10%	12,869	19,916	6,434	49,541	7,765	29,552
	20%	12,626	19,274	6,125	48,340	6,883	28,367

Discount rate:	10%	12,882	20,222	6,594	49,998	8,360	30,023
	20%	12,657	19,886	6,443	49,261	8,065	29,315
     The table below summarizes certain cash flows received from and (paid to) our qualifying special purpose finance subsidiaries (in thousands):

	For the year ended December 31,
	2004	2005	2006
Proceeds from new sales of receivables	$192,580	$198,260	$218,455
Collections on previously sold receivables.	(65,123)	(104,863)	(145,096)
Servicing fees received	2,931	4,969	6,955
Purchases of foreclosed assets	—	(631)	(1,122)
Resales of foreclosed assets	(16,886)	(30,573)	(40,566)
Remarketing fees received	8,707	16,793	23,163
Cash received on retained interests in notes receivable sold	8,688	11,016	30,032
Cash paid to fund required reserve accounts	(3,469)	(6,445)	(13,495)
Purchase of upgraded accounts	—	(2,443)	(17,447)
     Quantitative information about the portfolios of vacation ownership notes receivable previously sold without recourse in which we hold the above retained interests is as follows (in thousands):

	As of		Year Ended
	December 31, 2006		December 31, 2006
		Principal
	Total	Amount
	Principal	of Loans	Credit
	Amount of	More than 60	Losses, Net
	Loans	Days Past Due	of Recoveries
2002 Term Securitization	$45,889	$1,308	$1,899
2004 Term Securitization	82,968	2,138	4,261
2004 GE Purchase Facility	26,390	426	—
2005 Term Securitization	176,357	5,250	6,281
2006 Term Securitization	143,645	3,191	—
2006 GE Purchase Facility	65,286	1,052	—
     The net unrealized gain on our retained interests in notes receivable sold, which is presented as a separate component of our shareholders’ equity net of income taxes, was approximately $8.6 million and $12.6 million as of December 31, 2005 and 2006, respectively.
     During the years ended December 31, 2004, 2005, and 2006, we recorded an other-than-temporary decrease of approximately $1.2 million, $539,000 and $39,000, respectively, in the fair value of our retained interest associated with the 2002 Term Securitization, based on higher than projected default rates in the portfolio of receivables securitized. This charge has been netted against interest income on our consolidated statements of income.

7. Inventory
     Our net inventory holdings, summarized by division, are set forth below (in thousands).

	As of December 31,
	2005	2006
Bluegreen Resorts	$173,338	$233,290
Bluegreen Communities	67,631	116,043

	$240,969	$349,333

     Bluegreen Resorts inventory as of December 31, 2005, consisted of land inventory of $19.2 million, $54.2 million of construction-in-progress and $99.9 million of completed vacation ownership units. Bluegreen Resorts inventory as of December 31, 2006, consisted of land inventory of $46.6 million, $85.4 million of construction-in-progress and $101.3 million of completed vacation ownership units.
     Interest capitalized during the years ended December 31, 2004, 2005, and 2006 totaled $7.9 million, $10.0 million, and $12.1 million, respectively. The interest expense reflected in our consolidated statements of income is net of capitalized interest.
8. Property and Equipment
     The table below sets forth the property and equipment held by us (in thousands).

		December 31,
	Useful Life	2005	2006
Office equipment, furniture and fixtures	3-14 years	$50,720	$58,795
Golf course land, land improvements, buildings and equipment	7-39 years	32,497	33,684
Land, buildings and building improvements	3-31 years	25,902	35,254
Leasehold improvements	2-14 years	12,041	16,846
Aircraft	5 years	1,415	1,415
Vehicles and equipment	3-5 years	1,129	1,044

		123,704	147,038
Accumulated depreciation and amortization of leasehold			—
improvements		(44,070)	(54,593)

Total		$79,634	$92,445

9. Receivable-Backed Notes Payable
     2006 BB&T Purchase Facility. In May 2006, we executed agreements for a vacation ownership receivables purchase facility (the “2006 BB&T Purchase Facility”) with BB&T. While ownership of the receivables is transferred for legal purposes, the transfer of the receivables under the facility are accounted for as a financing transaction for financial accounting purposes. Accordingly, the receivables continue to be reflected as assets and the associated obligations are reflected as liabilities on our balance sheet. The BB&T Purchase Facility utilizes an owner’s trust structure, pursuant to which we transfer receivables to Bluegreen Timeshare Finance Corporation I, our wholly-owned, special purpose finance subsidiary (“BTFC I”), and BTFC I subsequently transfers the receivables to an owner’s trust without recourse to us or BTFC I, except for breaches of certain customary representations and warranties at the time of transfer. We did not enter into any guarantees in connection with the BB&T Purchase Facility. The 2006 BB&T Purchase Facility has detailed requirements with respect to the eligibility of receivables, and fundings under the BB&T Purchase Facility are subject to certain conditions precedent. Under the 2006 BB&T Purchase Facility, a variable purchase price of approximately 85% of the principal balance of the receivables transferred, subject to certain terms and conditions, is paid at closing in cash. The balance of the purchase price is deferred until such time as BB&T and other liquidity providers arranged by BB&T have in aggregate received a specified return (the “Specified Return”) and all servicing, custodial, agent and similar fees and expenses have been paid. The Specified Return is equal to either the commercial paper rate or LIBOR rate plus 1.25%, subject to use of alternate return rates in certain circumstances. In addition, we will pay BB&T structuring and other fees totaling $1.7 million over the term of the facility and we will act as servicer under the 2006 BB&T Purchase Facility for a fee. The BB&T Purchase Facility allows for transfers of notes receivable for a cumulative purchase price of up to $137.5 million, on a revolving basis, through May 2008. During 2006, we borrowed $68.4 million under the 2006 BB&T Purchase Facility. All amounts borrowed under this facility had been repaid as of December 31, 2006, through principal and interest payments received on transferred receivables and the 2006 Term Securitization described above. As such, there were no outstanding amounts due under this facility as of December 31, 2006 and the remaining availability under the BB&T Purchase Facility was $137.5 million.
     The GMAC Receivables Facility. In February 2003, we entered into a revolving vacation ownership receivables credit facility (the “GMAC Receivables Facility”) with Residential Funding Corporation (“RFC”), an affiliate of GMAC. The borrowing limit under the GMAC Receivables Facility, as increased by amendment, is $75.0 million. The borrowing period on the GMAC Receivables Facility, as amended, expires on February 15, 2008, and outstanding borrowings mature no later than February 15, 2015. The GMAC Receivables Facility has detailed requirements with respect to the eligibility of receivables for inclusion and other conditions to funding. The borrowing base under the GMAC Receivables Facility is 90% of the outstanding principal balance of eligible notes arising from the sale of VOIs. The GMAC Receivables Facility includes affirmative, negative and financial covenants and events of default. All principal and interest payments received on pledged receivables are applied to principal and interest due under the GMAC Receivables Facility. Indebtedness under the facility bears interest at LIBOR plus 4.00% (9.33% at December 31, 2006). During the year ended December 31, 2006, we did not pledge any vacation ownership receivables under the GMAC Receivables Facility. As of December 31, 2005 and 2006, $25.4 million and $16.9 million, respectively, were outstanding under the GMAC Receivables Facility .
     The Foothill Facility. We are in documentation for the renewal of the advance period under a $30.0 million revolving credit facility with Foothill secured by the pledge of Bluegreen Communities’ receivables, with up to $10.0 million of the total facility available for Bluegreen Communities’ inventory borrowings and up to $10.0 million of the total facility available for the pledge of Bluegreen Resorts’ receivables (the “Foothill Facility”). The Foothill Facility requires principal payments based on agreed-upon release prices as sales of homesites in the encumbered communities are closed and bears interest at the prime lending rate plus 1.25% (9.5% December 31, 2006). Interest payments are due monthly. The interest rate charged on outstanding receivable borrowings under the Foothill Facility, as amended, is the prime lending rate plus 0.25% (8.5% at December 31, 2006) when the average monthly outstanding loan balance is greater than or equal to $15.0 million. If the average monthly outstanding loan balance is less than $15.0 million, the interest rate is the greater of 4.00% or the prime lending rate plus 0.50% (8.75% at December 31, 2006). All principal and interest payments received on pledged receivables are applied to principal and interest due under the Foothill Facility. At December 31, 2006, the outstanding principal balance under the facility was $2.0 million, approximately $1.4 million of which relates to Bluegreen Communities’ receivables borrowings and approximately $0.6 million of which relate to Bluegreen Resorts’ receivables borrowings under the Foothill Facility. There was $3.2 million outstanding as of December 31, 2005. Outstanding indebtedness collateralized by receivables is due December 31, 2008.
     The Textron Facility. During December 2003, we signed a combination $30.0 million Acquisition and Development and Timeshare Receivables facility with Textron Financial Corporation (the “Textron Facility”). The borrowing period for acquisition and development loans under the Textron Facility expired on October 1, 2004. The borrowing period for vacation ownership receivables loans under the Textron Facility expired on March 1, 2006, and outstanding vacation ownership receivables borrowings mature no later than March 31, 2009. Receivable-backed borrowings under the Textron Facility bear interest at the prime lending rate plus 1.00% (9.25% at December 31, 2006), subject to a 6.00% minimum interest rate. During the year ended December 31, 2005, we borrowed $10.5 million collateralized by $11.6 million of vacation ownership receivables. As of December 31, 2006, $2.8 million was outstanding under the Textron Facility, all of which was receivable—backed debt.
     The Resort Finance Facility. On October 8, 2003, Resort Finance, LLC (“RFL”) acquired and assumed the rights, obligations and commitments of ING Capital, LLC (“ING”) as initial purchaser in an existing vacation ownership receivables purchase facility (the “RFL Facility”) originally executed between ING and us in April 2002. On September 30, 2004, we executed an extension of the RFL Facility to allow for borrowings on notes receivable for a cumulative advance amount of up to $100.0 million on a revolving basis through September 29, 2005. On September 29, 2005, we executed an extension of the RFL Facility to December 29, 2005.
     The RFL Facility utilized an owner’s trust structure, pursuant to which we pledged receivables to Bluegreen Receivables Finance Corporation V, one of our wholly-owned, special purpose finance subsidiaries (“BRFC V”), and BRFC V pledged the receivables to an owner’s trust (a qualified special purpose entity) without recourse to us or BRFC V except for breaches of certain representations and warranties at the time of funding. We did not enter into any guarantees in connection with the RFL Facility. Under the RFL Facility, a variable advance rate of 85.00% of the principal balance of the receivables pledged, subject to certain customary terms and conditions, was paid in cash at funding. The balance of advance was deferred until such time as RFL had received a specified return and all servicing, custodial, agent and similar fees and expenses have been paid. RFL earned a return equal to LIBOR plus an additional return ranging from 2.00% to 3.25% (based on the amount outstanding under the RFL Facility) from

October 8, 2003 through September 30, 2004, and earned a return equal to LIBOR plus 3.25% through December 29, 2005, subject to the use of alternate return rates in certain circumstances. In addition, RFL received a 0.25% annual facility fee. Notes receivable financed under the RFL Facility qualified as legal sales but were treated as borrowings in our consolidated financial statements in compliance with SFAS No. 140.
     On December 28, 2005, in connection with the 2005 Term Securitization (See Note 5) we paid off $15.8 million of receivable-backed notes payable was paid off and $17.5 million of aggregate principal balance of notes receivable previously pledged under RFL Facility was sold. Our ability to borrow under the RFL Facility expired on December 29, 2005.
     At December 31, 2006, $24.3 million in notes receivable secured our $21.1 million in receivable-backed notes payable.
10. Lines-of-Credit and Notes Payable
     We have outstanding borrowings with various financial institutions and other lenders, which have been used to finance the acquisition and development of our inventory and to fund operations. Financial data related to our borrowing facilities is set forth below (in thousands).

	December 31,	December 31,
	2005	2006
Lines-of-credit secured by inventory and golf courses with a carrying value of $155.3 million at December 31, 2006. Interest rates range from 8.13% to 9.09% at December 31, 2005 and 9.25% to 9.83% at December 31, 2006. Maturities range from October 2007 to September 2009	$35,255	$90,974

Notes and mortgage notes secured by certain inventory, property, equipment and investments with an aggregate carrying value of $59.3 million at December 31, 2006. Interest rates ranged from 4.75% to 8.13% at December 31, 2005 to 4.75% to 9.50% at December 31, 2006. Maturities range from on demand to May 2026	24,057	32,736

Lease obligations secured by the underlying assets with an aggregate carrying value of $0.7 million at December 31, 2006. Imputed interest rates ranging from 3.29% to 14.20% at December 31, 2005 and from 3.29% to 14.20% at December 31, 2006. Maturities range from March 2007 to October 2010	2,116	702

Total	$61,428	$124,412

     The table below sets forth the contractual minimum principal payments required on our lines-of-credit and notes payable and capital lease obligations for each year subsequent to December 31, 2006. Such minimum contractual payments may differ from actual payments due to the effect of principal payments required on a homesite or VOI release basis for certain of the above obligations (in thousands).

2007	$39,541
2008	8,583
2009	72,433
2010	278
2011	231
Thereafter	3,346

Total	$124,412

     The following is a discussion of our significant credit facilities and significant new borrowings during the year ended December 31, 2006:
     The GMAC AD&C Facility. In September 2003, RFC also provided us with an acquisition, development and construction revolving credit facility for Bluegreen Resorts (the “GMAC AD&C Facility”). The borrowing period on the GMAC AD&C Facility, as amended, expires on February 15, 2008, and outstanding borrowings mature no later than August 15, 2013, although specific draws typically are due four years from the borrowing date. Principal will be repaid through agreed-upon release prices as VOIs are sold at the financed resorts, subject to minimum required amortization. Interest payments are due monthly. During the year ended December 31, 2006, we borrowed $53.4 million under the GMAC AD&C Facility to fund the development of VOIs at The Fountains and the Carolina Grande resorts and to finance the acquisition of property in Las Vegas, Nevada and Williamsburg, Virginia. As of December 31, 2006 and 2005, $38.6 million and $33.1 million, respectively, were outstanding under the GMAC AD&C Facility.

     The RFL A&D Facility. In January 2005, we entered into a revolving credit facility with RFL (the “RFL A&D Facility”). Until its expiration in January 2007, we could use the proceeds from the RFL A&D Facility to finance the acquisition and development of vacation ownership resorts. We were required to pay a commitment fee equal to 1.00% of the $50.0 million facility amount, which is paid at the time of each borrowing under the RFL A&D Facility as 1.00% of each borrowing with the balance being paid on the unutilized facility amount on January 10, 2007. In addition, we were required to pay a program fee equal to 0.125% of the $50.0 million facility amount per annum, payable monthly. The RFL A&D Facility documents included customary conditions to funding, acceleration provisions and certain financial affirmative and negative covenants. There were no outstanding amounts due under this facility as of December 31, 2006 and $9.5 million outstanding as of December 31, 2005.
     The GMAC Communities Facility. We have a revolving credit facility with RFC (the “GMAC Communities Facility”) for the purpose of financing our Bluegreen Communities real estate acquisitions and development activities. The GMAC Communities Facility is secured by the real property homesites (and personal property related thereto) at the following Bluegreen Communities projects, as well as any Bluegreen Communities projects acquired by us with funds borrowed under the GMAC Communities Facility (the “Secured Projects”): Brickshire (New Kent County, Virginia); Mountain Lakes Ranch (Bluffdale, Texas); Ridge Lake Shores (Magnolia, Texas); Riverwood Forest (Fulshear, Texas); Waterstone (Boerne, Texas); Catawba Falls Preserve (Black Mountain, North Carolina); Lake Ridge at Joe Pool Lake (Cedar Hill and Grand Prairie, Texas); Mystic Shores at Canyon Lake (Spring Branch, Texas); Yellowstone Creek Ranch (Walsenburg, Colorado); Havenwood at Hunter’s Crossing (New Braunfels, Texas); The Bridges at Preston Crossing (Grayson County, Texas); King Oaks (College Station, Texas) and Vintage Oaks at the Vineyard (New Braunfels, Texas). In addition, the GMAC Communities Facility is secured by our Carolina National and the Preserve at Jordan Lake golf courses in Southport, North Carolina and Chapel Hill, North Carolina, respectively. Principal payments are effected through agreed-upon release prices paid to RFC, as homesites in the Secured Projects are sold. Interest payments are due monthly. The GMAC Communities Facility includes customary conditions to funding, acceleration and event of default provisions and certain financial affirmative and negative covenants. We use the proceeds from the GMAC Communities Facility to repay outstanding indebtedness on Bluegreen Communities projects, finance the acquisition and development of Bluegreen Communities projects and for general corporate purposes. The total borrowings under this facility during the year ended December 31, 2006 was $88.1 million. As of December 31, 2006 and 2005, $52.3 million and $16.5 million, respectively, was outstanding under the GMAC Communities Facility.
     The Wachovia Line-of-Credit. On July 26, 2006, we executed agreements to renew our $15.0 million unsecured line-of-credit with Wachovia Bank, N.A. Amounts borrowed under the line bear interest at 30-day LIBOR plus 2.00% (7.33% at December 31, 2006). Interest is due monthly and all outstanding amounts are due on June 30, 2007. We can only borrow an amount under the line-of-credit which is less than the remaining availability under our current, active vacation ownership receivables purchase facilities plus availability under certain receivables warehouse facilities, less any outstanding letters of credit. The line-of-credit agreement contains certain covenants and conditions typical of arrangements of this type. This line-of-credit is an available source of short-term liquidity for us. During 2006, we borrowed and repaid $6.5 million under this line-of-credit and as of December 31, 2006, there were no borrowings outstanding under the line. However, during 2006, an aggregate of $523,000 of irrevocable letters of credit, which expired on December 31, 2006, were provided under this line-of-credit. As such, no outstanding amounts were due under this facility as of December 31, 2005 and 2006.
11. Senior Secured Notes Payable
     On April 1, 1998, we consummated a private placement offering (the “Offering”) of $110.0 million in aggregate principal amount of 10.50% senior secured notes due April 1, 2008 (the “Notes”). On June 27, 2005, we used the proceeds from our junior subordinated debentures to redeem $55.0 million in aggregate principal amount of the Notes at a redemption price of 101.75% plus accrued and unpaid interest through June 26, 2005 of approximately $1.4 million. Interest on the Notes is payable semiannually on April 1 and October 1 of each year. The Notes became redeemable at our option, in whole or in part, in cash, on April 1, 2003 and annually thereafter, together with accrued and unpaid interest, if any, to the date of redemption at the following redemption prices: 2003 — 105.25%; 2004 — 103.50%; 2005 — 101.75% and 2006 and thereafter — 100.00%. As of December 31, 2005 and 2006, the Notes totaled $55.0 million.
     The Notes are our senior obligations and rank pari passu in right of payment with all of our existing and future senior indebtedness and rank senior in right of payment to all of our existing and future subordinated obligations. None of the assets of Bluegreen Corporation secures its obligations under the Notes, and the Notes are effectively subordinated to our secured indebtedness to any third party to the extent of assets serving as security thereon. The Notes are unconditionally guaranteed, jointly and severally, by each of our subsidiaries (the “Subsidiary

Guarantors”), with the exception of the Joint Venture, Bluegreen Properties N.V., Resort Title Agency, Inc., any special purpose finance subsidiary, any subsidiary which is formed and continues to operate for the limited purpose of holding a real estate license and acting as a broker, and certain other subsidiaries which have individually less than $50,000 of assets (collectively, “Non-Guarantor Subsidiaries”). Each of the note guarantees covers the full amount of the Notes and each of the Subsidiary Guarantors is 100% owned, directly or indirectly, by us. The Note guarantees are senior obligations of each Subsidiary Guarantor and rank pari passu in right of payment with all existing and future senior indebtedness of each such Subsidiary Guarantor and senior in right of payment to all existing and future subordinated indebtedness of each such Subsidiary Guarantor. The Note guarantees of certain Subsidiary Guarantors are secured by a first mortgage (subject to customary exceptions) or similar instrument (each, a “Mortgage”) on certain Bluegreen Communities properties of such Subsidiary Guarantors (the “Pledged Properties”). Absent the occurrence and the continuance of an event of default, the Notes trustee is required to release its lien on the Pledged Properties as property is sold and the Trustee does not have a lien on the proceeds of any such sale. As of December 31, 2006, the Pledged Properties had an aggregate net carrying value of approximately $932,000. The Notes’ indenture includes certain negative covenants including restrictions on the incurrence of debt and liens and on payments of cash dividends.
     Supplemental financial information for Bluegreen Corporation, our combined Non-Guarantor Subsidiaries and our combined Subsidiary Guarantors is presented below.

CONDENSED CONSOLIDATING BALANCE SHEETS
(dollars in thousands)

	December 31, 2005
		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$55,708	$15,443	$13,553	$—	$84,704
Contracts receivable, net	—	1,801	25,672	—	27,473
Intercompany receivable	92,641	—	—	(92,641)	—
Notes receivable, net	—	48,294	79,489	—	127,783
Inventory, net	—	17,857	223,112	—	240,969
Retained interests in notes receivable sold	—	105,696	—	—	105,696
Property and equipment, net	14,569	1,330	63,735	—	79,634
Investments in subsidiaries	265,023	—	3,230	(268,253)	—
Other assets	4,028	4,666	19,290	—	27,984

Total assets	$431,969	$195,087	$428,081	$(360,894)	$694,243

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable, accrued liabilities and other	$20,214	$15,077	$48,935	$—	$84,226
Intercompany payable	—	4,563	88,078	(92,641)	—
Deferred income taxes	(21,798)	41,824	55,378	—	75,404
Lines-of-credit and notes payable	5,607	27,064	64,488	—	97,159
10.50% senior secured notes payable	55,000	—	—	—	55,000
Junior subordinated debentures	59,280	—	—	—	59,280

Total liabilities	118,303	88,528	256,879	(92,641)	371,069
Minority interest	—	—	—	9,508	9,508
Total shareholders’ equity	313,666	106,559	171,202	(277,761)	313,666

Total liabilities and shareholders’ equity	$431,969	$195,087	$428,081	$(360,894)	$694,243

	December 31, 2006
		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$36,316	$17,002	$17,830	$—	$71,148
Contracts receivable, net	—	1,222	22,634	—	23,856
Intercompany receivable	159,488	—	—	(159,488)	—
Notes receivable, net	—	57,845	86,406	—	144,251
Inventory, net	—	17,967	331,366	—	349,333
Retained interests in notes receivable sold	—	130,623	—	—	130,623
Property and equipment, net	16,110	933	75,402	—	92,445
Investments in subsidiaries	296,593	—	3,230	(299,823)	—
Other assets	7,860	4,582	30,114	—	42,556

Total assets	$516,367	$230,174	$566,982	$(459,311)	$854,212

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable, accrued liabilities and other	$33,303	$20,717	$54,173	$—	$108,193
Intercompany payable	—	2,458	157,030	(159,488)	—
Deferred income taxes	(19,813)	47,864	59,573	—	87,624
Lines-of-credit and notes payable	4,646	18,914	121,902	—	145,462
10.50% senior secured notes payable	55,000	—	—	—	55,000
Junior subordinated debentures	90,208	—	—	—	90,208

Total liabilities	163,344	89,953	392,678	(159,488)	486,487
Minority interest	—	—	—	14,702	14,702
Total shareholders’ equity	353,023	140,221	174,304	(314,525)	353,023

Total liabilities and shareholders’ equity	$516,367	$230,174	$566,982	$(459,311)	$854,212

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
(dollars in thousands)

	Year Ended December 31, 2004
		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Eliminations	Consolidated
REVENUES
Sales of real estate	$—	$48,572	$453,836	$—	$502,408
Other resort and communities operations revenue	—	6,740	59,669	—	66,409
Management fees	53,664	—	—	(53,664)	—
Equity income from subsidiaries	39,598	—	—	(39,598)	—
Interest income	339	23,346	12,254	—	35,939
Gain on sales of notes receivable	—	25,972	—	—	25,972

	93,601	104,630	525,759	(93,262)	630,728

COSTS AND EXPENSES
Cost of real estate sales	—	13,702	166,026	—	179,728
Cost of other resort and communities operations	—	4,574	66,211	—	70,785
Management fees	—	1,088	52,576	(53,664)	—
Selling, general and administrative expenses	40,615	22,814	198,995	—	262,424
Interest expense	8,452	4,994	4,979	—	18,425
Provision for loan losses	—	18,474	5,960	—	24,434
Other expense	121	1,068	477	—	1,666

	49,188	66,714	495,224	(53,664)	557,462

Income before minority interest and provision for income taxes	44,413	37,916	30,535	(39,598)	73,226
Minority interest in income of consolidated subsidiary	—	—	—	4,065	4,065

Income before provision for income taxes	44,413	37,916	30,535	(43,663)	69,201
Provision for income taxes	1,854	13,032	11,756	—	26,642

Net income	$42,559	$24,884	$18,779	$(43,663)	$42,559

	Year Ended December 31, 2005
		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Eliminations	Consolidated
REVENUES
Sales of real estate	$—	$55,007	$495,328	$—	$550,335
Other resort and communities operations revenue	—	13,236	60,561	—	73,797
Management fees	58,360	—	—	(58,360)	—
Equity income from subsidiaries	52,045	—	—	(52,045)	—
Interest income	1,379	17,294	16,125	—	34,798
Gain on sales of notes receivable	—	25,226	—	—	25,226

	111,784	110,763	572,014	(110,405)	684,156

COSTS AND EXPENSES
Cost of real estate sales	—	15,955	161,845	—	177,800
Cost of other resort and communities operations	—	5,056	72,261	—	77,317
Management fees	—	1,158	57,202	(58,360)	—
Selling, general and administrative expenses	61,934	27,297	211,008	—	300,239
Interest expense	4,446	2,875	7,153	—	14,474
Provision for loan losses	—	1,416	26,171	—	27,587
Other expense	1,967	3,117	1,123	—	6,207

	68,347	56,874	536,763	(58,360)	603,624

Income before minority interest and provision for income taxes	43,437	53,889	35,251	(52,045)	80,532
Minority interest in income of consolidated subsidiary	—	—	—	4,839	44,839

Income before provision for income taxes	43,437	53,889	35,251	(56,884)	75,693
(Benefit) provision for income taxes	(3,114)	19,502	12,754	—	29,142

Net income (loss)	$46,551	$34,387	$22,497	$(56,884)	$46,551

	Year Ended December 31, 2006
		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Eliminations	Consolidated
REVENUES
Sales of real estate	$—	$58,568	$504,578	$—	$563,146
Other resort and communities operations revenue	—	14,198	49,412	—	63,610
Management fees	57,667	—	—	(57,667)	—
Equity income from subsidiaries	26,572	—	—	(26,572)	—
Interest income	1,768	24,753	14,244	—	40,765
Gain on sales of notes receivable	—	5,852	—	—	5,852

	86,007	103,371	568,234	(84,239)	673,373

COSTS AND EXPENSES
Cost of real estate sales	—	16,134	162,920	—	179,054
Cost of other resort and communities operations	—	4,913	48,280	—	53,193
Management fees	—	844	56,823	(57,667)	—
Selling, general and administrative expenses	48,158	29,953	278,878	—	356,989
Interest expense	4,853	4,106	9,826	—	18,785
Other expense	1,194	1,193	474	—	2,861

	54,205	57,143	557,201	(57,667)	610,882

Income before minority interest and provision for income taxes	31,802	46,228	11,033	(26,572)	62,491
Minority interest in income of consolidated subsidiary	—	—	—	7,319	47,319

Income before provision for income taxes	31,802	46,228	11,033	(33,891)	55,172
Provision for income taxes	1,985	14,681	4,195	—	20,861

Income before cumulative effect of change in accounting principle	29,817	31,547	6,838	(33,891)	34,311
Cumulative effect of change in accounting principle, net of tax	—	(1,942)	(3,736)	—	(5,678)
Minority interest in income of cumulative effect of change in accounting principle	—	—	—	1,184	1,184

Net income	$29,817	$29,605	$3,102	$(32,707)	$29,817

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Year Ended December 31, 2004
		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Consolidated
Operating activities:
Net cash provided by operating activities	$41,212	$6,366	$44,178	$91,756

Investing activities:
Cash received from retained interests in notes receivable sold	—	8,688	—	8,688
Business acquisition	—	(825)	(825)	—
Purchases of property and equipment	(5,380)	(643)	(12,386)	(18,409)
Proceeds from sales of property and equipment	—	—	8	8

Net cash (used) provided by investing activities	(5,380)	8,045	(13,203)	(10,538)

Financing activities:
Proceeds from borrowings under line-of-credit facilities and notes payable	—	3,179	57,478	60,657
Payments under line-of-credit facilities and notes payable	(1,769)	(8,525)	(90,185)	(100,479)
Payment of 8.25% subordinated convertible debentures	(273)	—	—	(273)
Payment of debt issuance costs	—	(3,920)	(1,811)	(5,731)
Proceeds from exercise of employee and director stock options	6,594	—	—	6,594

Net cash provided (used) by financing activities	4,552	(9,266)	(34,518)	(39,232)

Net increase (decrease) in cash and cash equivalents	40,384	5,145	(3,543)	41,986
Cash and cash equivalents at beginning of year	29,872	13,648	15,059	58,579

Cash and cash equivalents at end of year	70,256	18,793	11,516	100,565
Restricted cash and cash equivalents at end of year	(173)	(9,509)	(11,741)	(21,423)

Unrestricted cash and cash equivalents at end of year	$70,083	$9,284	$(225)	$79,142

	Year Ended December 31, 2005
		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Consolidated
Operating activities:
Net cash (used) provided by operating activities	$(10,409)	$(13,000)	$78,992	$55,583

Investing activities:
Cash received from retained interests in notes receivable sold	—	11,016	—	11,016
Investment in statutory business trust	(1,780)	—	—	(1,780)
Installment payments on business acquisition	—	—	(675)	(675)
Purchases of property and equipment	(5,112)	(216)	(11,396)	(16,724)
Proceeds from sales of property and equipment	—	—	22	22

Net cash (used) provided by investing activities	(6,892)	10,800	(12,049)	(8,141)

Financing activities:
Proceeds from borrowings under line-of-credit facilities and notes payable	—	—	26,382	26,382
Payments under line-of-credit facilities and notes payable	(1,071)	(1,113)	(89,887)	(92,071)
Payments on 10.50% senior secured notes payable	(55,000)	—	—	(55,000)
Proceeds from issuance of junior subordinated debentures	59,280	—	—	59,280
Payment of debt issuance costs	(1,862)	(37)	(1,401)	(3,300)
Proceeds from exercise of employee and director stock options	1,406	—	—	1,406

Net cash provided (used) by financing activities	2,753	(1,150)	(64,906)	(63,303)

Net (decrease) increase in cash and cash equivalents	(14,548)	(3,350)	2,037	(15,861)
Cash and cash equivalents at beginning of period	70,256	18,793	11,516	100,565

Cash and cash equivalents at end of period	55,708	15,443	13,553	84,704
Restricted cash and cash equivalents at end of period	(173)	(6,709)	(11,439)	(18,321)

Unrestricted cash and cash equivalents at end of period	$55,535	$8,734	$2,114	$66,383

	Year Ended December 31, 2006
		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Consolidated
Operating activities:
Net cash (used) provided by operating activities	$(41,538)	$(25,961)	$59,204	$(8,295)

Investing activities:
Cash received from retained interests in notes receivable sold	—	30,032	—	30,032
Investments in statutory business trusts	(928)	—	—	(928)
Purchases of property and equipment	(7,181)	(68)	(17,488)	(24,736)
Proceeds from sales of property and equipment	—	—	93	93

Net cash (used) provided by investing activities	(8,109)	29,964	(17,395)	4,461

Financing activities:
Proceeds from borrowings under line-of-credit facilities and notes payable	6,500	—	50,170	56,670
Payments under line-of-credit facilities and notes payable	(7,824)	(193)	(86,569)	(94,586)
Proceeds from issuance of junior subordinated debentures	30,928	—	—	30,928
Payment of debt issuance costs	(1,054)	(2,251)	(1,133)	(4,438)
Proceeds from exercise of employee and director stock options	2,645	—	—	2,645
Distributions to minority interest	(941)	—	—	(941)

Net cash provided (used) by financing activities	30,254	(2,444)	(37,532)	(9,722)

Net (decrease) increase in cash and cash equivalents	(19,392)	1,559	4,277	(13,556)
Cash and cash equivalents at beginning of period	55,708	15,443	13,553	84,704
Cash and cash equivalents at end of period	36,316	17,002	17,830	71,148
Restricted cash and cash equivalents at end of period	(173)	(8,478)	(12,825)	(21,476)

Unrestricted cash and cash equivalents at end of period	$36,143	$8,524	$5,005	$49,672

12. Junior Subordinated Debentures
Trust Preferred Securities Offerings
     We have formed statutory business trusts (collectively, the “Trusts”) and each issued trust preferred securities and invested the proceeds thereof in our junior subordinated debentures. The Trusts are variable interest entities in which we are not the primary beneficiary as defined by FIN No. 46R. Accordingly, we do not consolidate the operations of the Trusts; instead, the Trusts are accounted for under the equity method of accounting. In each of these transactions, the applicable Trust issued trust preferred securities is part of a larger pooled trust securities offering which was not registered under the Securities Act of 1933. The applicable Trust then used the proceeds from issuing the trust preferred securities to purchase an identical amount of junior subordinated debentures from us. Interest on the junior subordinated debentures and distributions on the trust preferred securities are payable quarterly in arrears at the same interest rate. Distributions on the trust preferred securities are cumulative and based upon the liquidation value of the trust preferred security. The trust preferred securities are subject to mandatory redemption, in whole or in part, upon repayment of the junior subordinated debentures at maturity or their earlier redemption. The junior subordinated debentures are redeemable in whole or in part at the Company’s option at any time after five years from the issue date or sooner following certain specified events. In addition, we made an initial equity contribution to each Trust in exchange for its common securities, all of which are owned by us, and those proceeds were also used to purchase an identical amount of junior subordinated debentures from us. The terms of each Trust’s common securities are nearly identical to the trust preferred securities.
     We had the following junior subordinated debentures outstanding at December 31, 2006 (dollars in thousands):

	Outstanding Amount					Beginning
	of Junior	Initial		Fixed	Variable	Optional
	Subordinated	Equity	Issue	Interest	Interest Rate	Redemption	Maturity
Trust	Debentures	To Trust	Date	Rate (1)	(2)	Date	Date
					3-month
Bluegreen Statutory					LIBOR
Trust I	$23,196	$696	3/15/05	9.160%	+ 4.90%	3/30/10	3/30/35
					3-month
Bluegreen Statutory					LIBOR
Trust II	25,774	774	5/04/05	9.158%	+ 4.85%	7/30/10	7/30/35
Bluegreen Statutory					3-month LIBOR
Trust III	10,310	310	5/10/05	9.193%	+ 4.85%	7/30/10	7/30/35
Bluegreen Statutory					3-month LIBOR
Trust IV	15,464	464	4/24/06	10.130%	+ 4.85%	6/30/11	6/30/36
					3-month
Bluegreen Statutory					LIBOR
Trust V	15,464	464	7/21/06	10.280%	+ 4.85%	9/30/11	9/30/36

	$90,208	$2,708

(1)	Both the trust preferred securities and junior subordinated debentures bear interest at a fixed interest rate from the issue date through the beginning optional redemption date.
(2)	Both the trust preferred securities and junior subordinated debentures bear interest at a variable interest rate from the beginning optional redemption date through the maturity date.
See Note 20 for a discussion on the issuance of $20.6 million of junior subordinated debentures that was completed in February 2007.
13. Fair Value of Financial Instruments
     In estimating the fair values of our financial instruments, we used the following methods and assumptions:
     Cash and cash equivalents: The amounts reported in our consolidated balance sheets for cash and cash equivalents approximate fair value.

     Contracts receivable: The amounts reported in our consolidated balance sheets for contracts receivable approximate fair value. Contracts receivable are non-interest bearing and generally convert into cash or an interest-bearing mortgage note receivable within thirty days.
     Notes receivable: The amounts reported in our consolidated balance sheets for notes receivable approximate fair value based on discounted future cash flows using current rates at which similar loans with similar maturities would be made to borrowers with similar credit risk.
     Retained interests in notes receivable sold: Retained interests in notes receivable sold are carried at fair value based on discounted cash flow analyses.
     Lines-of-credit, notes payable, receivable-backed notes payable and junior subordinated debentures: The amounts reported in our consolidated balance sheets approximate their fair value for indebtedness that provides for variable interest rates. The fair value of our fixed-rate indebtedness was estimated using discounted cash flow analyses, based on our current incremental borrowing rates for similar types of borrowing arrangements.
     10.50% senior secured notes payable and junior subordinated debentures: The fair values of our senior secured notes payable and junior subordinated debentures were based on the discounted value of contractual cash flows at a market discount rate or market price quotes from the over-the-counter bond market.

	December 31, 2005		December 31, 2006
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Cash and cash equivalents	$84,704	$84,704	$71,148	$71,148
Contracts receivable, net	27,473	27,473	23,856	23,856
Notes receivable, net	127,783	127,783	144,251	144,251
Retained interests in notes receivable sold	105,696	105,696	130,623	130,623
Lines-of-credit, notes payable, and receivable- backed notes payable	97,159	97,159	145,462	145,462
10.50% senior secured notes payable	55,000	55,000	55,000	55,275
Junior subordinated debentures	59,280	57,309	90,208	82,141
14. Common Stock and Stock Option Plans
Shareholders’ Rights Plan
     On July 27, 2006, the Board of Directors declared a dividend of one preferred share purchase right for each outstanding share of the Company’s common stock. The Board of Directors authorized the adoption of the Rights Agreement to protect shareholders from coercive or otherwise unfair takeover tactics. In general terms, the Rights impose a significant penalty upon any person or group which acquires beneficial ownership of 15% or more of the Company’s outstanding common stock without the prior approval of the Board of Directors. The Company, its subsidiaries, employee benefit plans of the Company or any of its subsidiaries, and any entity holding common stock for or pursuant to the terms of any such employee benefit plan will be accepted, as will Levitt Corporation, its affiliates, successors and assigns.
     On October 16, 2006, in connection with the settlement of litigation then pending before the United States District Court for the Southern District of Florida between the Company, as plaintiff, David A. Siegel, David A. Siegel Revocable Trust, and Central Florida Investments, Inc., as defendants (collectively, the “Siegel Shareholders”), and the directors of the Company, as counter-defendants, the Rights Agreement was amended pursuant to a Stipulation and Order (the “Stipulation”) to extend the period in which the Siegel Shareholders may divest their shares of the Company’s common stock to avoid the impact of the Rights Agreement. Pursuant to the terms of the Stipulation, the Siegel Shareholders are required to divest their ownership of 5,383,554 shares of the Company’s common stock within one year, and to divest their ownership of their remaining shares of the Company’s common stock within two years. However, if the Siegel Shareholders breach any provision of the Stipulation, the Company’s Board of Directors may terminate the period for divestiture.

Stock Option Plans
     Under our employee stock option plans, options can be granted with various vesting periods. All options granted to employees on or prior to December 31, 2002 vest ratably over a five-year period from the date of grant (20% per year). Options granted to employees subsequent to December 31, 2002 vest 100% on the five-year anniversary of the date of grant. Our options are granted at exercise prices that either equal or exceed the quoted market price of our common stock at the respective dates of grant. All of our options expire ten years from the date of grant.
     All options granted to non-employee directors (the “Outside Directors”) on or prior to December 31, 2002 vested ratably over a three-year period while options granted after December 31, 2002 vest either immediately upon grant or on the five-year anniversary of the date of grant. All Outside Director stock options were nonqualified and expire ten years from the date of grant, subject to alternative expiration dates under certain circumstances. Due to a “change in control” provision in the Outside Directors’ stock option agreements, all outstanding Outside Directors options as of April 10, 2002 immediately vested when Levitt Corporation (“Levitt”) (NYSE: LEV) acquired an aggregate of approximately 8.0 million shares of our outstanding common stock from certain real estate funds associated with Morgan Stanley Dean Witter and Company and Grace Brothers, Ltd. in private transactions. As a result of these purchases and the December 2003 transfer of BankAtlantic Bancorp, Inc.’s ownership interest in our common stock to Levitt in connection with its spin-off, Levitt beneficially owned approximately 31% of our outstanding common stock as of December 31, 2006.
     We granted 668,000 and 440,000 stock options in 2005 and 2006, respectively, to our employees from our 2005 Stock Incentive Plan. Additionally, we granted 141,346 and 142,785 stock options in 2005 and 2006, respectively, to certain Outside Directors from our 2005 Stock Incentive Plan (See Note 1 of the Notes to Consolidated Financial Statements for further discussion of stock options granted).
     A summary of our stock option activity related to all of our prior and current stock option plans is presented below (in thousands, except per share data).

	Number		Weighted
	of		Average	Number of
	Shares	Outstanding	Exercise Price	Shares
	Reserved	Options	Per Share	Exercisable
Balance at January 1, 2005	2,426	1,645	$5.30	845
Approval of 2005 Stock Incentive Plan	2,000	—	—
Cancellation of 1995 Stock Incentive Plan	(781)	—	—
Granted	—	809	$18.30
Forfeited	(168)	(168)	$4.23
Exercised	(276)	(276)	$5.06

Balance at December 31, 2005	3,201	2,010	$10.65	665
Granted	—	582	$12.02
Forfeited	(86)	(216)	$11.20
Exercised	(312)	(312)	$8.48

Balance at December 31, 2006	2,803	2,064	$11.31	481

     The weighted average exercise price of shares exercisable as of December 31, 2006 was $9.65 and the weighted average remaining contractual term of these shares was 6.2 years. The aggregate intrinsic value of our stock options outstanding and exercisable was $3.1 million and $1.5 million, respectively, as of December 31, 2006. The total intrinsic value of our stock options exercised during the years ended December 31, 2004, 2005, and 2006 was $0.9 million, $2.9 million and $1.4 million, respectively. The weighted-average exercise prices and weighted-average remaining contractual lives of our outstanding stock options at December 31, 2006 (grouped by range of exercise prices) were:

			Weighted-		Weighted-
			Average	Weighted-	Average
	Number	Number of	Remaining	Average	Exercise Price
	of Options	Vested Options	Contractual Term	Exercise Price	(Vested Only)
	(In 000’s)	(In 000’s)	(In years)
$2.11-$3.48	542	137	5.8	$3.42	$3.15
$3.50-$11.43	303	203	5.4	$7.45	$8.18
$12.07	490	—	9.6	$12.07	—
$16.03-$17.44	41	41	8.6	$17.27	$17.27
$18.36	688	100	8.6	$18.36	$18.36

	2,064	481	7.6

Common Stock Reserved For Future Issuance
     As of December 31, 2006, common stock reserved for future issuance was comprised of shares issuable (in thousands):

Upon exercise of stock options under our employee stock option plan (1)	2,608
Upon exercise of outside director stock options under our director stock option plan	65

2,673

(1)	Stock options were granted to Outside Directors under our Employee Stock Option Plan during 2005 and 2006.
15. Commitments and Contingencies
     At December 31, 2006, the estimated cost to complete development work in subdivisions or resorts from which homesites or VOIs have been sold totaled $95.2 million. Development is estimated to be completed within the next three years and thereafter as follows: 2007 — $52.0 million, 2008 - $28.9 million, 2009 and beyond — $14.3 million.
     In 2006 we entered into a separation agreement with our former CEO George Donovan. Under the terms of this agreement, Mr. Donovan will be paid a total of $3 million over a seven year period in exchange for his services to be available on a when and if needed basis. The Company recorded an expense of $2.6 million in 2006, which represents the present value of the seven year agreement.
     Rent expense for the years ended December 31, 2004, 2005, and 2006 totaled approximately $6.3 million, $8.5 million and $11.6 million, respectively.
     Lease commitments under these noncancelable operating leases for each of the five years subsequent to December 31, 2006, and thereafter are as follows (in thousands):

2007	$9,469
2008	8,223
2009	6,416
2010	5,591
2011	3,511
Thereafter	2,414

Total future minimum lease payments	$35,624

     During 2006 we had approximately $565,000 in outstanding commitments under stand-by letters of credit with banks, primarily related to obtaining governmental approval of plats for one our Bluegreen Communities projects, of which $523,000 expired on December 31, 2006.
     In the ordinary course of our business, we become subject to claims or proceedings from time to time relating to the purchase, subdivision, sale or financing of real estate. Additionally, from time to time, we become involved in disputes with existing and former employees. Unless otherwise described below, we believe that these claims are routine litigation incidental to our business.
     On August 21, 2000, we received a notice of Field Audit Action (the “First Notice”) from the State of Wisconsin Department of Revenue (the “DOR”) alleging that two corporations purchased by us had failed to collect and remit sales and use taxes totaling $1.9 million to the State of Wisconsin prior to the purchase during the period from January 1, 1994 through September 30, 1997. On May 24, 2003, we received a second Notice of Field Audit Action (the “Second Notice”) from DOR alleging that the two subsidiaries failed to collect and remit sales and use taxes to the State of Wisconsin during the period from April 1, 1998 through March 31, 2002 totaling $1.4 million. The majority of the assessment was based on the subsidiaries not charging sales tax to purchasers of VOIs at our Christmas Mountain Village™ resort during the period from January 1, 1994 through December 31, 1999. The statute requiring the assessment of sales tax on sales of certain VOIs in Wisconsin was repealed in December 1999. We acquired the subsidiaries that were the subject of the notices in connection with the acquisition of RDI Group, Inc. (“RDI”) on September 30, 1997. Under the RDI purchase agreement, we had certain rights of offset for amounts owed the sellers based on any breach of representations and warranties.
     On August 31, 2004, we settled the sales tax assessments and all interest and penalties and recognized an expense of $1.5 million, after the impact of offsets from certain third parties, from this settlement during the year ended December 31, 2004.
     In 2005, the State of Tennessee Audit Division (the “Division”) audited our Resorts Division for the period from December 1, 2001 through December 31, 2004. On September 23, 2006, the Division issued a notice of assessment for $656,605 of accommodations tax based on the use of Bluegreen Vacation Club accommodations by Bluegreen Vacation Club members who became members through the purchase of non-Tennessee property. We believe the attempt to impose such a tax is contrary to Tennessee law, and we intend to vigorously oppose such assessment by the Division. While the timeshare industry has been successful in challenging the imposition of sales taxes on the use of accommodations by timeshare owners, there is no assurance that the Company will be successful in contesting the current assessment.
     Bluegreen Southwest One, L.P., (“Southwest”), a subsidiary of Bluegreen Corporation, is the developer of the Mountain Lakes subdivision in Texas. In Lesley, et al v. Bluegreen Southwest One, L.P. acting through its General Partner Bluegreen Southwest Land, Inc., et al, Cause No. 28006 District Court of the 266th Judicial District, Erath County, Texas, plaintiffs filed a declaratory action against Southwest in which they seek to develop mineral interests in the Mountain Lakes subdivision. Plaintiffs’ claims are based on property law, contract and tort theories. The property owners association has filed a cross complaint against Bluegreen, Southwest and individual directors of the property owners association related to the mineral rights and related to certain amenities in the subdivision as described in the following paragraph. The court has confirmed the seniority of the mineral interests of the plaintiffs and has held that restrictions against drilling within the subdivision are not enforceable. Bluegreen is evaluating whether to appeal the court’s ruling and is unable to predict the ultimate resolution of the litigation.
     One of the lakes that is an amenity in the Mountain Lakes development has not filled to the expected level. Owners of homesites within the subdivision have asserted claims against Bluegreen regarding such failure as part of the litigation referenced above. Southwest has investigated the causes of the failure of the lake to fill and currently estimates that the cost of correcting the condition will be approximately $3,000,000 and as such has been accrued as of December 31, 2006.
     On October 16, 2006, in connection with the litigation in the United States District Court for the Southern District of Florida between us, as plaintiff, the Siegel Shareholders , as defendants, and our directors, as counter-defendants (the “Litigation”), the parties entered into a stipulation (the “Stipulation”) resolving the Litigation and releasing all related claims. Among other items, the Stipulation provides that in the event any matter recommended for shareholder approval by the Board of Directors and submitted for a vote of our shareholders relates to a merger or a sale of all or substantially all of our assets, the Siegel Shareholders shall have the right to require us to purchase any of our common shares still then owned by the Siegel Shareholders at $11.99 per share, by delivery at least 10 business days prior to the scheduled vote on the contemplated transaction of an irrevocable written notice to us specifying the number of shares to be sold. Closing of the acquisition of the shares shall be subject to consummation of the proposed transaction and shall occur no later than 120 days following the consummation of the transaction.
     We filed suit against the general contractor with regard to alleged construction defects at our Shore Crest Vacation Villas resort in South Carolina. Whether the matter is settled by litigation or by negotiation it is possible that we may need to participate financially in some way to correct the construction deficiencies. We can not predict the extent of the financial obligation that we may incur.

16. Income Taxes
     Our provision for income taxes consists of the following (in thousands):

	Year Ended	Year Ended	Year Ended
	December 31, 2004	December 31, 2005	December 31, 2006
Federal:
Current	$6,378	$9,418	$7,397
Deferred	16,967	15,600	11,913

	23,345	25,018	19,310

State and other:
Current	1,600	2,745	629
Deferred	1,697	1,379	922

	3,297	4,124	1,551

Total	$26,642	$29,142	$20,861

     The reasons for the difference between our provision for income taxes and the amount that results from applying the federal statutory tax rate to income before provision for income taxes and cumulative effect are as follows (in thousands):

	December 31,	December 31,	December 31,
	2004	2005	2006
Income tax expense at statutory rate	$23,345	$25,018	$19,310
Effect of state taxes, net of federal tax benefit	3,297	4,124	1,551

	$26,642	$29,142	$20,861

     Our deferred income taxes consist of the following components (in thousands):

	December 31,	December 31,
	2005	2006
Deferred federal and state tax liabilities (assets):
Installment sales treatment of notes	$150,146	$196,687
Deferred federal and state loss carryforwards/AMT credits	(89,035)	(120,609)
Book over tax carrying value of retained interests in notes receivable sold	9,526	15,565
Book reserves for loan losses and inventory	(7,613)	(7,758)
Tax over book depreciation	6,119	5,780
Unrealized gains on retained interests in notes receivable sold (see Note 6)	5,368	7,742
Deferral of VOI sales under SFAS No. 152	—	(7,181)
Other	893	(2,602)

Deferred income taxes	$75,404	$87,624

Total deferred federal and state tax liabilities	$174,055	$229,085
Total deferred federal and state tax assets	(98,651)	(141,461)

Deferred income taxes	$75,404	$87,624

     We have available federal net operating loss carryforwards of $201 million, which expire beginning in 2021 through 2026, and alternative minimum tax credit carryforwards of $31 million, which never expire. Additionally, we have available state operating loss carryforwards of $443 million, which expire beginning in 2008 through 2026 and Florida alternative minimum tax credit carryforwards of $1.9 million, which never expire. The income tax benefits from our state operating loss carryforwards are net of a valuation allowance of $2.8 million.
     IRS Code Section 382 addresses limitations on the use of net operating loss carry forwards following a change in ownership, as defined in Section 382. We do not believe that any such ownership change occurred during 2006. If our interpretation were found to be incorrect, there would be significant limitations placed on these carry forwards which would result in an increase in the Company’s tax liability and a reduction of its net income.
17. Employee Retirement Savings Plan and Other Employee Matters
     Our Employee Retirement Plan is an IRC code section 401(k) Retirement Savings Plan (the “Plan”). All employees at least 21 years of age with one year of employment with us are eligible to participate in the Plan. The Plan, as amended, provides an annual discretionary matching contribution and a fixed-rate matching contribution equal to 50% of the first 3% of a participant’s contribution with an annual limit of $1,000 per participant. During the years ended December 31, 2004, 2005, and 2006, we recognized expenses totaling approximately $554,000, $620,000 and $720,000, respectively,
     Our employees in Aruba, which comprise approximately 1% of our total workforce, are subject to the terms of a collective bargaining agreement.
18. Business Segments
     We have two reportable business segments. Bluegreen Resorts develops, markets and sells VOIs in our resorts, primarily through the Bluegreen Vacation Club, and provides resort management services to resort property owners associations. Bluegreen Communities acquires large tracts of real estate, which are subdivided, improved (in some cases to include a golf course on the property) and sold, typically on a retail basis, as homesites. Our reportable segments are business units that offer different products. The reportable segments are each managed separately because they sell distinct products with different development, marketing and selling methods.
     We evaluate the performance and allocate resources to each business segment based on its respective field operating profit. Field operating profit is operating profit prior to the allocation of corporate overhead, interest income, gain on sales of notes receivable (prior to 2006), other income, provision for loan losses (prior to 2006), interest expense, income taxes, minority interest and cumulative effect of change in accounting principle. Inventory is the only asset that we evaluate on a segment basis — all other assets are only evaluated on a consolidated basis. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in Note 1 to the Consolidated Financial Statements.
     Required disclosures for our business segments are as follows (in thousands):

	Bluegreen	Bluegreen
	Resorts	Communities	Totals
As of and for the year ended December 31, 2004:
Sales of real estate	$310,608	$191,800	$502,408
Other resort and communities operations revenue	59,007	7,402	66,409
Depreciation expense	5,138	1,788	6,926
Field operating profit	50,876	37,722	88,598
Inventory	126,377	78,975	205,352

As of and for the year ended December 31, 2005:
Sales of real estate	$358,240	$192,095	$550,335
Other resort and communities operations revenue	64,276	9,521	73,797
Depreciation expense	7,161	1,684	8,845
Field operating profit	59,578	47,227	106,805
Inventory	173,338	67,631	240,969

As of and for the year ended December 31, 2006:
Sales of real estate	$399,105	$164,041	$563,146
Other resort and communities operations revenue	51,688	11,922	63,610
Depreciation expense	8,322	1,641	9,963
Field operating profit	53,937	35,824	89,761
Inventory	233,290	116,043	349,333

Reconciliations to Consolidated Amounts
     Field operating profit for our reportable segments reconciled to our consolidated income before provision for income taxes and minority interest is as follows (in thousands):

	Year Ended December 31,
	2004	2005	2006
Field operating profit for reportable segments	$88,598	$106,805	$89,761
Interest income	35,939	34,798	40,765
Gain on sales of notes receivable	25,972	25,226	5,852
Other expense, net	(1,666)	(6,207)	(2,861)
Corporate general and administrative expenses	(32,718)	(38,029)	(52,241)
Interest expense	(18,425)	(14,474)	(18,785)
Provision for loan losses	(24,434)	(27,587)	--

Consolidated income before minority interest and provision for income taxes	$73,266	$80,532	$62,491

     Depreciation expense for our reportable segments reconciled to our consolidated depreciation expense is as follows (in thousands):

	Year Ended December 31,
	2004	2005	2006
Depreciation expense for reportable segments	$6,926	$8,845	$9,963
Depreciation expense for corporate fixed assets	2,843	3,487	4,413

Consolidated depreciation expense	$9,769	$12,332	$14,376

     Assets for our reportable segments reconciled to our consolidated assets (in thousands):

	December 31,
	2005	2006
Inventory for reportable segments	$240,969	$349,333
Assets not allocated to reportable segments	453,274	504,879

Total assets	$694,243	$854,212

Geographic Information
     Sales of real estate by geographic area are as follows (in thousands):

	Year Ended December 31,
	2004	2005	2006
United States	$491,948	$539,131	$554,904
Aruba	10,460	11,204	8,242

Consolidated totals	$502,408	$550,335	$563,146

     Inventory by geographic area is as follows (in thousands):

	December 31,
	2005	2006
United States	$235,340	$344,817
Aruba	5,619	4,516
Canada	10	--

Consolidated totals	$240,969	$349,333

19. Quarterly Financial Information (Unaudited)
     A summary of the quarterly financial information for the years ended December 31, 2005 and 2006 is presented below (in thousands, except for per share information).

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2005	2005	2005	2005
Sales of real estate	$104,021	$159,328	$166,657	$120,329
Gross profit	71,134	108,219	113,718	79,464
Net income	6,400	14,910	18,332	6,910

Net income per common share:
Basic	$0.21	$0.49	$0.60	$0.23
Diluted	$0.20	$0.48	$0.59	$0.22

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2006	2006	2006	2006
Sales of real estate	$121,760	$141,947	$172,549	$126,890
Gross profit	76,538	92,925	125,822	88,807
Income before cumulative effect of change in accounting principle	4,031	6,580	21,907	1,793
Cumulative effect of change in accounting principle, net of tax and minority interest	(4,494)	—	—	—
Net income (loss)	$(463)	$6,580	$21,907	$1,793

Income before cumulative effect of change in accounting principle per common share:
Basic	$0.13	$0.22	$0.72	$0.06
Diluted	$0.13	$0.21	$0.71	$0.06

Net (loss) income per common share:
Basic	$(0.02)	$0.22	$0.72	$0.06
Diluted	$(0.01)	$0.21	$0.71	$0.06
20. Subsequent Events
     In January 2007, we sold $22.3 million in vacation ownership receivables under the 2006 GE Purchase Facility and received $20.1 million in cash proceeds. In March 2007, we sold $16.0 million of vacation ownership receivables under the same facility and received $14.4 million in cash proceeds.
     In February 2007, we acquired 350 acres near St. Simons Island, Georgia, for $18.0 million for a property to be called Sanctuary River Club at St. Andrews Sound. The Company borrowed $12.6 million under the GMAC Communities Facility (see Note 10 for further information on the GMAC Communities Facility) in connection with the acquisition of this property.
     In February 2007, we formed a new statutory trust (“BST VI”), which issued $20.0 million of trust preferred securities. BST VI used the proceeds from issuing the trust preferred securities to purchase an identical amount of junior subordinated debentures from us. Interest on the junior subordinated debentures and distributions on the trust preferred securities will be payable quarterly in arrears at a fixed rate of 9.842% through April 2012, and thereafter at a floating rate of 4.80% over the 3-month LIBOR until the scheduled maturity date of April 30, 2037. Distributions on the trust preferred securities will be cumulative and based upon the liquidation value of the trust preferred security. The trust preferred securities will be subject to mandatory redemption, in whole or in part, upon repayment of the junior subordinated debentures at maturity or their earlier redemption. The junior subordinated debentures are redeemable at any time after five years from the issue date or sooner following certain specified events. In addition, we contributed $619,000 to BST VI in exchange for its common securities, all of which are owned by us, and those proceeds were also used to purchase an identical amount of junior subordinated debentures from us. The terms of BST VI’s common securities are nearly identical to the trust preferred securities.

Report of Independent Registered Public Accounting Firm
     The Board of Directors and Shareholders of
Bluegreen Corporation
We have audited the accompanying consolidated balance sheets of Bluegreen Corporation (the Company) as of December 31, 2005 and 2006, and the related consolidated statements of income, shareholders’ equity and cash flows for each of three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bluegreen Corporation at December 31, 2005 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 1 to the consolidated financial statements, the Company adopted SFAS No. 123(R), Share-Based Payment, applying the modified prospective method at the beginning of 2006. As discussed in Note 2, in 2006 the Company has also adopted SFAS No. 152, Accounting for Real Estate Time-Sharing Transactions.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Bluegreen Corporation’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 14, 2007 expressed an unqualified opinion thereon .
ERNST & YOUNG LLP
Certified Public Accountants
March 14, 2007
Miami, Florida

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders of
Bluegreen Corporation
We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Bluegreen Corporation (the Company) maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Bluegreen Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, management’s assessment that Bluegreen Corporation maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Bluegreen Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Bluegreen Corporation as of December 31, 2005 and December 31, 2006, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2006 of Bluegreen Corporation and our report dated March 14, 2007 expressed an unqualified opinion thereon.

Ernst & Young LLP Certified Public Accountants

Miami, Florida
March 14, 2007